SUBJECT TO COMPLETION, DATED MARCH 10, 2004

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-108166

The information contained in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell nor does either seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT
 (To Prospectus dated September 17, 2003)

$250,000,000

BOWATER INCORPORATED
Floating Rate Senior Notes due 2010

Company

•	We are engaged in the manufacture, sale and distribution of newsprint, uncoated specialty paper, coated groundwood paper, market pulp, lumber and timber.

The Notes

•	We are offering $250,000,000 aggregate principal amount of our Floating Rate Senior Notes due 2010, which we refer to as the “notes.”

•	The per annum interest rate on the notes will be reset quarterly based on three-month LIBOR plus %.

•	We will pay interest on the notes quarterly in arrears on each March 15, June 15, September 15 and December 15, starting on June 15, 2004.

•	The notes will mature on March , 2010.

•	We will use the net proceeds of this offering to repay a portion of our existing debt.

Redemption and Repurchase

•	After March , 2006, we may redeem all or a portion of the notes at any time. The redemption price will be 102% of the principal amount if redeemed from March , 2006 to March , 2007; 101% if redeemed from March , 2007 to March , 2008; and 100% if redeemed after March , 2008.

Ranking

•	The notes will be our unsecured obligations.

•	The notes will rank equally with all of our existing and future senior unsecured debt.

•	The notes will rank senior to any of our debt that may be expressly subordinated to the notes but will be effectively subordinated to all of our senior secured indebtedness to the extent of the assets securing that indebtedness and to all the obligations and liabilities of our subsidiaries to the extent of their assets.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4.

	Per Note	Total
Initial public offering price
Underwriting discount from initial public offering price
Proceeds to Bowater before expenses

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance of the notes, which is expected to be March       , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about March       , 2004. The notes will be delivered only through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

UBS Investment Bank	JPMorgan

_______________________

Scotia Capital	Harris Nesbitt	Wachovia Securities	SunTrust Robinson Humphrey

Banc of America Securities LLC	TD Securities	BNY Capital Markets, Inc.	CIBC	Barclays Capital

The date of this prospectus supplement is      , 2004.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

_______________________

Forward-Looking Statements

Statements that are not reported financial results or other historical information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This prospectus supplement, each of Bowater Incorporated’s annual reports to shareholders, Forms 10-K, 10-Q and 8-K, proxy statements, prospectuses, prospectus supplements and any other written or oral statement made by us or on our behalf previously or in the future may include forward-looking statements including, for example, statements about our business outlook, assessment of market conditions, strategies, future plans, future sales, liquidity, prices for our major products, inventory levels, capital spending and tax and exchange rates. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. In addition to specific factors described in connection with any particular forward-looking statement, factors that could cause actual results to differ materially include, but are not limited to, those in the section entitled “Risks Related to Our Business” of Bowater Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2003, and any other report, proxy statement, prospectus or prospectus supplement Bowater Incorporated subsequently files with the Securities and Exchange Commission incorporated by reference into this prospectus supplement and the section entitled “Risks Related to the Notes and Our Structure.” In addition, other risks could adversely affect us, as it is not possible for us to predict or assess all risks. We disclaim any obligation to publicly update or revise any forward-looking statements even if our situation changes in the future.

S-i

Prospectus Supplement Summary

This is only a summary of the offering. It likely does not contain all the information that is important to you. To fully understand an investment in the notes, you must consider this prospectus supplement, the accompanying prospectus and the detailed information incorporated into them by reference, including the financial statements and their accompanying notes.

In this prospectus supplement, unless the context requires otherwise, “Bowater,” “we,” “our” and “us” refer to Bowater Incorporated and not its subsidiaries. However, in the discussions under the following headings, these terms refer to Bowater Incorporated with its consolidated subsidiaries, unless the context requires otherwise: “Forward-Looking Statements;” “Prospectus Supplement Summary – Bowater Incorporated;” and “Prospectus Supplement Summary – Ratio of Earnings to Fixed Charges.”

Bowater Incorporated

We are engaged in the manufacture, sale and distribution of newsprint, uncoated specialty paper, coated groundwood paper, market pulp, lumber and timber. We operate facilities in the United States, Canada and South Korea, and our operations are supported by approximately 1.4 million acres of timberlands owned or leased in the United States and Canada and approximately 31.8 million acres of timber cutting rights on Crown-owned land in Canada. We market and distribute our products throughout the world. No single customer, related or otherwise, accounted for 10% or more of our 2003 consolidated sales.

We completed our acquisition of Alliance Forest Products Inc. (“Alliance”) on September 24, 2001. The results of Alliance’s operations have been included in our consolidated financial statements since then. Before the acquisition, Alliance was an integrated company specializing in timber harvesting and forest management, as well as the production and sale of newsprint, uncoated specialty paper, pulp, lumber and related products. Alliance had operations in Canada and the United States. The acquisition added supercalendered and specialty paper production at Donnacona and Dolbeau, Québec, enabling Bowater to offer a fuller spectrum of groundwood paper grades. Also, a strategically located Alliance mill in Coosa Pines, Alabama, which produces market fluff pulp and newsprint and was modernized in the first quarter of 2002 to produce 100% recycled fiber newsprint, enhances Bowater’s customer service capabilities. Alliance’s extensive sawmill system and approximately 18 million acres of cutting rights support Bowater’s expanded operations.

Bowater was incorporated in Delaware in 1964. Our principal executive offices are located at 55 East Camperdown Way, Greenville, South Carolina 29601, and our telephone number at that address is (864) 271-7733. Our mailing address is Post Office Box 1028, Greenville, South Carolina 29602-1028.

The Offering

The following summary is not intended to be complete. For a more detailed description of the notes, see “Description of Notes.”

Issuer	Bowater Incorporated

Securities Offered	$250,000,000 aggregate principal amount of Floating Rate Senior Notes due 2010.

Maturity Date	The notes mature on March , 2010.

Redemption by us	After March , 2006, we may redeem all or a portion of the notes at any time. The redemption price will be equal to:

- 102% of the principal amount if redeemed from March , 2006 to March , 2007;

- 101% of the principal amount if redeemed from March , 2007, to March , 2008; and

- 100% of the principal amount if redeemed after March , 2008.

Interest Rate and Payment Dates	The notes will accrue interest from the date of their issuance at a rate per year, reset quarterly, equal to three-month LIBOR plus %. Interest on the notes will be payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on June 15, 2004.

Ranking	The notes will be our unsecured obligations. The notes will rank equally with all of our existing and future senior unsecured debt.

The notes will rank senior to any of our debt that may be expressly subordinated to the notes, but will be effectively subordinated to any secured indebtedness to the extent of the assets securing that indebtedness and to all obligations and liabilities of our subsidiaries to the extent of their assets. At December 31, 2003, assuming this offering and our use of net proceeds had occurred on that date, Bowater Incorporated would have had no secured indebtedness on an unconsolidated basis, and our consolidated subsidiaries would have had indebtedness to third parties of approximately $1,109 million, of which approximately $54 million would have been secured and approximately $598 million would have been guaranteed by Bowater Incorporated. In addition, our operating subsidiaries have significant current and long-term liabilities. As of December 31, 2003, assuming this offering and our use of net proceeds had occurred on that date, Bowater Incorporated on an unconsolidated basis would have had approximately $1,402 million of unsecured indebtedness and approximately $454 million of additional unsecured indebtedness available to be borrowed under its credit facilities.

Restrictive Covenants	The indenture (including the supplemental indenture) governing the notes restricts our ability to create certain liens, enter into sale and lease-back transactions and merge or consolidate.

Absence of a Public Market	The notes are a new issue of securities, and there is currently no established market for them. There can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market for the notes as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time in their sole discretion without notice.

Use of Net Proceeds	We will use the net proceeds of this offering to repay a portion of our existing debt.

Risk Factors	See “Risk Factors” beginning on page S-4 and the information incorporated by reference into that section for a discussion of factors you should carefully consider before deciding to invest in the notes.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended December 31,
	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges*	†	†	2.1x	2.5x	2.0x

*	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income before income taxes and minority interests plus interest expense (excluding interest capitalized during the period and amortization of previously capitalized interest) plus the portion of rental expenses representative of the interest factor. Fixed charges consist of total interest expense (including interest capitalized during the period) plus the portion of rental expense representative of the interest factor plus amortized premium and discount related to indebtedness.

†	In fiscal years 2003 and 2002, fixed charges exceeded earnings by $288.3 and $259.5 million, respectively.

Risk Factors

Risks Relating to Our Business

Risk factors relating to our business are contained in the section entitled “Risks Related to Our Business” of Bowater Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2003.

Risks Related to the Notes and Our Structure

The majority of our assets are held, and the majority of our operations are conducted, by subsidiaries. Bowater Incorporated depends heavily upon distributions and payments from its subsidiaries.

Bowater Incorporated will depend heavily on payments on intercompany loans by its subsidiaries or other distributions or payments to it to make payments on the notes. These subsidiaries are separate legal entities that have no obligation to pay any amounts due pursuant to the notes. Consequently, Bowater Incorporated cannot assure you that the amounts it receives from its subsidiaries will be sufficient to enable it to service its obligations on the notes.

The notes are effectively subordinated to all liabilities of our subsidiaries and to our secured debt.

The majority of our assets are held, and the majority of our operations are conducted, by subsidiaries. None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to all liabilities of our subsidiaries and all mandatorily redeemable preferred stock of our subsidiaries to the extent of their assets. Our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. There are no limitations in the indenture (including the supplemental indenture) pertaining to the notes on the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries other than the limitations described in the subsection of this prospectus supplement entitled “Description of Notes – Restrictive Covenants – Limitation on Liens.”

As of December 31, 2003, assuming this offering and our use of net proceeds had occurred on that date, our consolidated subsidiaries would have had indebtedness to third parties of approximately $1,109 million, of which approximately $54 million would have been secured and approximately $598 million would have been guaranteed by Bowater Incorporated. In addition, our operating subsidiaries have significant current and long-term liabilities. In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we may incur as well as our outstanding secured debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. At December 31, 2003, assuming this offering and our use of net proceeds had occurred on that date, we would have had secured indebtedness on a consolidated basis of approximately $54 million.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

The terms of the notes permit us to incur additional indebtedness, including, subject to some limitations, secured debt. See the subsection of this prospectus supplement entitled “Description of Notes – Restrictive Covenants – Limitation on Liens.” In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, pay dividends, incur additional debt, and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the notes.

The notes may receive a lower rating than anticipated, or any Bowater rating may be reduced or terminated. Bowater is currently rated as non-investment grade by S&P and Moody’s.

If one or more rating agencies assigns the notes a rating lower than the rating expected by investors, reduces their rating or any Bowater rating in the future or terminates any Bowater rating, the market price of the notes would be harmed.

Bowater’s credit rating with S&P is BB with a stable outlook and with Moody’s is Ba2 with a negative outlook. There is no way to predict with certainty any future rating actions by these two agencies. The interest rates associated with our bank lines of credit are based on Bowater’s highest credit rating. Any reduction in the highest rating will increase our cost of borrowing. In addition to higher interest rates, although further downgrades would have no material impact on availability under our present debt and credit agreements, it could impact our access to and cost of capital and financial flexibility in the future.

We will have broad discretion to allocate the net proceeds of this offering.

We intend to use the net proceeds from this offering to repay a portion of our existing debt. Because the notes and our other credit arrangements impose few restrictions on our ability to allocate funds, to the extent that we use the net proceeds of the notes to repay debt that we subsequently reborrow or replace, we will have broad discretion as to our use of those subsequent proceeds. We are not currently able to estimate the allocation of any borrowings among potential uses, and the timing and amount of expenditures will vary depending upon numerous factors.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. As of December 31, 2003, after giving effect to the offering of the notes and our use of net proceeds, we, together with our consolidated subsidiaries, would have had outstanding total debt of $2,510.8 million, a deficit of earnings to fixed charges of $288.3 million and shareholders’ equity of $1,612.7 million. Our substantial amount of debt could have important consequences for you. For example, it could:

•	limit our ability to satisfy our obligations with respect to the notes;

•	limit our ability to obtain additional financing, if needed, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Our credit facilities and the credit facilities of one of our subsidiaries contain various covenants, including requirements to maintain adequate net worth and compliance with a specified ratio of total debt to total capital, in each case on a consolidated basis and as defined in the credit facilities. In February 2004, effective beginning January 1, 2004, we obtained an amendment, through April 1, 2005, to covenants contained in our U.S. and Canadian credit agreements whereby the minimum net worth requirement (generally defined in the credit agreements as common shareholders’ equity plus any outstanding preferred stock plus minimum pension liability amounts) was reduced from $1.625 billion (in effect at December 31, 2003) to $1.525 billion and the total debt (generally defined in the agreements as total debt less revaluation of debt assumed through acquisitions) to total capital requirement (generally defined in the agreements as total debt less revaluation of debt assumed through acquisitions, plus net worth including minority interest, plus minimum pension liability amounts) was increased from 60% (in effect at December 31, 2003) to 61%. Also, when Bowater generates net income, the minimum net worth requirement increases by half of Bowater’s consolidated net income for each fiscal quarter (without giving effect to consolidated net losses). After April 1, 2005, the minimum consolidated net worth requirement increases to $1.620 billion, plus 50% of consolidated net income for each fiscal quarter since the first quarter of 2002 (without giving effect to consolidated net losses) and the total debt to total capitalization ratio decreases to 60%. At December 31, 2003, our consolidated net worth was approximately $1.770 billion, and our ratio of total debt to total capital was 56.8%, calculated according to our credit facilities’ guidelines. The amendments are intended to ensure continued covenant compliance and will also increase Bowater’s short-term liquidity by increasing its borrowing base under the credit agreements. Our continued compliance is dependent on a number of factors, many of which are outside of our control. Should events occur that would result in noncompliance, we believe that a number of acceptable options would be available to us including, but not limited to, amending the credit facilities, obtaining a waiver or pursuing additional or alternative financing arrangements, but we cannot assure that these options would be available on attractive terms or at all.

There is no established trading market for the notes, and you may not be able to sell them quickly or at the price you paid.

The notes are a new issue of securities, and there is no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so, and if any of them chooses to make a market in the notes, they may discontinue any market making in the notes at any time, in their sole discretion without notice. As a result, we cannot assure you as to the liquidity of any trading market for the notes.

We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including without limitation:

•	our operating performance, financial condition and prospects;

•	the interest of securities dealers in making a market;

•	the market for similar securities;

•	the number of holders of the notes;

•	the prospects for companies in our industry generally;

•	the number of potential buyers;

•	any ratings published by major credit rating agencies;

•	the amount of debt we have outstanding;

•	the level, direction and volatility of market interest rates generally; and

•	the time remaining to maturity of the notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. The market for the notes may be disrupted. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Use of Proceeds

We intend to use the net proceeds of this offering, which we expect to be approximately $              (after all discounts, fees and expenses), for the following purposes:

•	Repay all outstanding indebtedness under a $100 million term credit facility of Bowater Incorporated;

•	Repay all outstanding indebtedness under a $500 million revolving credit facility of Bowater Incorporated; and

•	Reduce outstanding amounts under our $200 million accounts receivable securitization arrangement.

The amounts outstanding under the Bowater Incorporated revolving credit facility and the accounts receivable securitization arrangement fluctuate from time to time. At December 31, 2003, the outstanding principal amounts under the Bowater Incorporated term credit facility, the Bowater Incorporated revolving credit facility and the accounts receivable securitization arrangement were approximately $100.0 million, $38.4 million and $161.2 million, respectively. The final repayment amounts under these facilities at payoff may be higher or lower than these amounts. The facilities mature in April 2005, April 2005 and December 2004, respectively. The weighted average interest rates for these facilities at December 31, 2003 were 3.19%, 3.03% and 1.10%, respectively. Following these repayments, we may borrow additional amounts under the Bowater Incorporated revolving credit facility and the accounts receivable securitization arrangement and apply those proceeds to general corporate purposes. We currently estimate transaction fees and expenses to be approximately $4.4 million.

Selected Financial Data

The following table summarizes our selected historical consolidated financial information for each of the last five years. The selected financial data under the captions “Income Statement Data,” and “Financial Position” shown below have been derived from our audited consolidated financial statements. This table should be read in conjunction with our other financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included in our 2003 Form 10-K incorporated by reference into the registration statement of which this prospectus supplement forms a part.

(In millions, except
per-share, employee and
shareholder amounts)	2003	2002	2001(1)	2000(1)	1999(1)
Income Statement Data
Sales	$2,721.1	$2,581.1	$2,454.3	$2,500.3	$2,311.7
Operating income (loss)(2)	(100.9)	(95.7)	313.4	363.3	244.0
Net income (loss)	(205.0)	(142.4)	70.5	159.4	78.7
Diluted earnings (loss) per common share	(3.60)	(2.50)	1.32	3.02	1.41
Dividends declared per common share(3)	0.80	0.80	0.80	0.80	0.80

Product Sales Information
Newsprint(4)	$1,236.1	$1,199.2	$1,438.7	$1,421.5	$1,282.2
Coated and specialty papers	726.4	613.1	479.6	428.4	363.9
Directory paper	–	–	–	–	89.4
Market pulp	489.9	498.7	403.9	546.3	434.2
Lumber and other wood products	268.7	270.1	132.1	104.1	142.0

	$2,721.1	$2,581.1	$2,454.3	$2,500.3	$2,311.7

Financial Position
Timber and timberlands	$184.1	$212.0	$243.3	$265.2	$283.2
Fixed assets, net	3,557.3	3,645.6	3,802.8	2,981.1	2,581.3
Total assets	5,615.8	5,599.5	5,761.0	5,004.1	4,552.2
Long-term debt, including current installments	2,305.8	2,121.7	1,901.0	1,446.1	1,490.1
Total debt	2,506.3	2,370.7	2,242.7	1,931.1	1,505.1

Additional Information
Return on average common equity	(12.2)%	(7.5)%	3.7%	8.9%	4.5%
Effective tax rate	24.9%	40.1%	40.7%	29.4%	45.9%
Cash flow from operations	$20.3	$41.2	$372.8	$416.6	$147.0
Cash invested in fixed assets, timber and timberlands	216.3	$238.7	$246.8	$283.2	$198.5
Book value per common share	$28.29	$30.84	$35.65	$34.84	$33.10
Common Stock price range
Low	$34.23	$31.00	$40.30	$41.88	$36.94
High	$47.25	$55.80	$58.75	$59.56	$60.56
Shareholders of record(5)	5,300	5,500	5,900	4,900	5,200
Employees	8,200	8,600	9,400	6,400	6,400

(1)	In 2001, we acquired Alliance Forest Products Inc. In 2000, we acquired Newsprint South, Inc. In 1999, we sold Great Northern Paper, Inc.

(2)	Operating income (loss) includes pretax net gain on sale of assets of $124.0 million, $85.7 million, $163.3 million, $7.3 million and $225.4 million for the years 2003, 2002, 2001, 2000 and 1999, respectively. Operating income (loss) for 2002 and 1999 also includes a pretax impairment charge of $28.5 million and $92.0 million, respectively.

(3)	Dividends are declared quarterly.

(4)	Newsprint sales do not include shipments from Ponderay Newsprint Company, an unconsolidated entity.

(5)	This includes holders of Bowater Common Stock and Exchangeable Shares issued by Bowater Canada Inc.

Description of Notes

General

The following description of the particular terms of the notes supplements and, to the extent inconsistent, supersedes the description of the general terms and provisions of the debt securities, including the notes, set forth in the accompanying prospectus under the heading “Description of Debt Securities.” When we refer to “Bowater,” “we,” “our” or “us,” in this section, we refer only to Bowater Incorporated, a Delaware corporation, and not to its subsidiaries.

The notes will be issued as part of a separate series of senior debt securities under a Senior Indenture, dated as of March  , 2004, as amended by a First Supplemental Indenture, dated as of March  , 2004 (as so supplemented, the “indenture”), between Bowater Incorporated and The Bank of New York, who will act as trustee for the notes (the “trustee”).

A copy of the indenture will be filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Holders of the notes are bound by, and are deemed to have notice of, the provisions of the indenture setting forth particular terms and conditions of the notes. Copies of the indenture will be available for inspection during usual business hours at the principal office of the trustee. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the indenture or the notes, as the case may be.

Principal, Maturity and Interest

The notes will be part of a separate series of debt securities issued under the indenture, limited to $250,000,000 aggregate principal amount. The notes will mature on March    , 2010 unless earlier redeemed by us.

We will maintain an office in New York, New York, for the payment of interest, which shall initially be an office or agency of the trustee.

The notes will bear interest at a rate per annum, reset quarterly, equal to three-month LIBOR plus      %, as determined by the calculation agent, which shall initially be the trustee. Interest on the notes will be payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on June 15, 2004, to the holders of record on the immediately preceding March 1, June 1, September 1 and December 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

Set forth below is a summary of certain of the defined terms used in the indenture relating to the calculation of interest on the notes.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include March    , 2004 and end on and include June 14, 2004.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The calculation agent will, upon the request of the holder of any note, provide the interest rate then in effect with respect to the notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on Bowater and the holders of the notes.

Ranking

The notes will be our unsecured obligations and will rank equally with all of our existing and future senior unsecured debt. The notes will rank senior to any of our debt that may be expressly subordinated to the notes, but will be effectively subordinated to any secured indebtedness to the extent of assets securing that indebtedness and to all obligations and liabilities of our subsidiaries to the extent of their assets. As of December 31, 2003, assuming this offering and our use of proceeds had occurred on that date, Bowater Incorporated would have had no secured indebtedness on an unconsolidated basis, and our consolidated subsidiaries would have had indebtedness to third parties of approximately $1,109 million, of which approximately $54 million would have been secured and approximately $598 million would have been guaranteed by Bowater Incorporated. In addition, our operating subsidiaries have significant current and long-term liabilities. As of December 31, 2003, assuming this offering and our use of net proceeds had occurred on that date, Bowater Incorporated on an unconsolidated basis would have had approximately $1,402 million of unsecured indebtedness and approximately $454 million of additional unsecured indebtedness available to be borrowed under its credit facilities.

Optional Redemption

On and after March  , 2006, Bowater will be entitled at its option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March            of the years set forth below:

Redemption
Period	Price
2006	102.000%
2007	101.000%
2008 and thereafter	100.000%

Restrictive Covenants

We define some of the capitalized terms we use in the next two subsections below under the subsection entitled “Definitions for Restrictive Covenants.”

   Limitation on Liens

Neither Bowater nor any Restricted Subsidiary may create, incur, assume or suffer to exist any Lien upon any Principal Property, whether owned at the date of the indenture or acquired later, to secure any Indebtedness, without securing the notes (together with, if Bowater so determines, any Indebtedness of Bowater or any Restricted Subsidiary that is not subordinate to the notes and any debt securities of any other series then outstanding under the indenture) by that Lien equally and ratably with, or prior to, any and all other Indebtedness secured by it, so long as that Indebtedness is so secured.

The foregoing restriction will not apply to Indebtedness secured solely by:

•	Liens existing on the date of the indenture (including those securing any refinancing of debt underlying such liens);

•	Liens on any property existing at the time Bowater or a Restricted Subsidiary acquires it, subject to certain limitations;

•	Liens in favor of Bowater or any wholly-owned Restricted Subsidiary;

•	Liens in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure all or part of such property, subject to certain limitations;

•	Liens securing obligations issued by a State, territory or possession of the United States or the District of Columbia to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel or in accordance with an Internal Revenue Service ruling, includible in gross income by reason of Section 103(a) of the Internal Revenue Code of 1986, as amended; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses, subject to certain limitations.

Bowater and its Restricted Subsidiaries may create, incur, assume or suffer to exist Liens securing any Indebtedness without equally and ratably securing the debt securities issued under the indenture, provided that the aggregate amount of such Indebtedness and Attributable Debt with respect to Sale and Lease-Back Transactions does not exceed 10% of Bowater’s Consolidated Net Tangible Assets.

   Limitation on Sale and Lease-Back Transactions

Neither Bowater nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transactions with respect to any Principal Property unless the aggregate amount of all Attributable Debt with respect to Sale and Lease-Back Transactions plus the aggregate amount of Indebtedness secured by Liens incurred without equally and ratably securing the notes pursuant to the subsection entitled “Limitation on Liens” above, would not exceed 10% of Bowater’s Consolidated Net Tangible Assets. The foregoing restriction will not apply to, and there shall be excluded from Attributable Debt in any computation described in this subsection or in the subsection entitled “Limitation on Liens” with respect to Sale and Lease-Back Transactions if:

•	the lease in such Sale and Lease-Back Transaction is for a period, including renewal rights, of three years or less;

•	Bowater or any Restricted Subsidiary, within 180 days after the Sale and Lease-Back Transaction, applies an amount not less than the greater of the net proceeds of the Sale and Lease-Back Transaction or the fair value of the Principal Property at the time of the Sale and Lease-Back Transaction to (a) the prepayment or retirement of Funded Debt of Bowater or any of its Restricted Subsidiaries, subject to certain limitations, or (b) the purchase of other property that will constitute Principal Property, subject to certain limitations;

•	the lease in such Sale and Lease-Back Transaction secures or relates to obligations issued by a State, territory or possession of the United States or the District of Columbia to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel or in accordance with an Internal Revenue Service ruling, includible in gross income of the holder by reason of Section 103(a) of the Internal Revenue Code of 1986, as amended; or

•	such Sale and Lease-Back Transaction is entered into between Bowater and a wholly-owned Subsidiary or between wholly-owned Subsidiaries.

Definitions for Restrictive Covenants

“Attributable Debt” means, at the time any determination thereof is to be made, with respect to any lease under which Bowater or any of its Restricted Subsidiaries is liable, the total net amount of rent Bowater or its Restricted Subsidiary must pay under such lease during its remaining term, using a discount rate equal to the weighted average yield to maturity of the notes. By “net” amount of rent we mean the rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

“Consolidated Net Tangible Assets” means, on the date of any determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

•	all current liabilities, and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on the most recent quarterly balance sheet of Bowater and its consolidated subsidiaries and computed in accordance with accounting principles generally accepted in the United States.

“Funded Debt” means

(1)	all Indebtedness having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities); and

(2)	rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with accounting principles generally accepted in the United States (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

“Indebtedness” means, at any time, without duplication:

•	all obligations for borrowed money,

•	all obligations evidenced by bonds, debentures, notes or other similar instruments, and

•	all obligations in respect of any letters of credit supporting any Indebtedness of others and guarantees of Indebtedness of others.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

“Principal Property” means

(1) any mill, converting plant, manufacturing plant or other facility owned on the date of the indenture or thereafter acquired by Bowater or any Restricted Subsidiary that is located within the continental United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which, on the date as of which the determination is being made, exceeds 1% of Bowater’s Consolidated Net Tangible Assets, and

(2) Timberlands, in each case other than:

•	any property which, in the opinion of Bowater’s board of directors or a board committee as evidenced by a board or committee resolution, is not of material importance to the business conducted by Bowater and its Restricted Subsidiaries as an entirety,

•	a portion of any property which, in the opinion of Bowater’s board of directors or a board committee as evidenced by a board or committee resolution, is not of material importance to the use or operation of such property, or

•	any oil, gas or other minerals or mineral rights.

“Realty Subsidiary” means a subsidiary engaged primarily in the development and sale or financing of real property.

“Restricted Subsidiary” means a subsidiary of Bowater (1) substantially all the property of which is located, or substantially all the business of which is carried on, within the continental United States and (2) which owns a Principal Property, but does not include a Realty Subsidiary.

“Sale and Lease-Back Transaction” means any arrangement whereby Bowater or one of its Restricted Subsidiaries has sold or transferred, or will sell or transfer, property to a third party and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Timberlands” means any real property of Bowater or any Restricted Subsidiary located within the continental United States which contains (or upon completion of a growth cycle then in process is expected to contain)

standing timber of a commercial quantity and of merchantable quality, excluding, however, any such real property which at the time of determination is held primarily for development or sale and not primarily for the production of any lumber or other timber products.

Mergers and Similar Events

Bowater may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, nor may it permit another entity to consolidate with or merge into Bowater or convey, transfer or lease its properties and assets substantially as an entirety to Bowater, unless:

•	if Bowater is not the principal survivor, the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia;

•	the successor person expressly assumes our obligations on the notes and under the indenture;

•	after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing; and

•	either Bowater or the successor person takes all necessary steps to bring any secured Indebtedness into compliance with the “Limitation on Liens” covenant.

Modification and Waiver

Acting with the trustee, we may modify and amend the indenture upon receiving the consent of the holders of 50% of the principal amount of the outstanding debt securities issued under the indenture, taken together. However, we may not, without the consent of each holder of the notes:

•	change the stated maturity of the principal or interest on the notes;

•	reduce any amounts due on the notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes following a default;

•	change the place or currency of payment of the notes;

•	impair the right of holders of the notes to sue for payment;

•	reduce the percentage of holders of the notes and other debt securities under the indenture whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of the notes and other debt securities under the indenture whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Acting with the trustee, we may also modify and amend the indenture without the consent of holders of debt securities in limited circumstances such as clarifications and changes that would not adversely affect them.

The holders of 50% of the principal amount of the outstanding debt securities may, before the time for compliance, waive our compliance with the restrictive covenants in the indenture. The holders of 50% of the principal amount of the outstanding debt securities may, on behalf of all such holders, waive any past default under the indenture, except:

•	a default in the payment of principal of, premium, if any, or interest on the debt securities (including the notes); and

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security under the indenture.

We generally will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture in accordance with applicable laws. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for a vote or other action to be taken by holders, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it sets the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Defeasance

The First Supplemental Indenture will provide that defeasance of the notes will not be permitted.

Reports

The indenture provides that Bowater will deliver to the trustee (or make available through the SEC’s EDGAR system), within 5 days after it is required to file them with the SEC, the annual and quarterly financial statements that it files with the SEC, including, with respect to annual information only, a report thereon by its certified independent public accountants. Even if Bowater is not required to remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the indenture for the notes requires Bowater to continue to file with, or furnish to the SEC and to provide to the trustee (or make available through the SEC’s EDGAR system):

(1)	within 120 days after the end of each fiscal year, annual reports on Form 10-K (or any successor form) containing the information required to be contained therein;

(2)	within 60 days after the end of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor form); and

(3)	promptly from time to time after the occurrence of an event required to be reported by Form 8-K (or any successor form), a Form 8-K with respect to that event;

provided, however, that Bowater will not be obligated to file such reports with the SEC if the SEC does not permit such filings.

Events of Default

The term “event of default” means any of the following:

•	Bowater does not pay interest on the notes within 30 days of its due date;

•	Bowater does not pay the principal or any premium on the notes on its due date;

•	Bowater fails to perform any restrictive covenant or other term of the indenture for 60 days after receipt of notice of such breach and a request to cure from the trustee or holders of at least 25% of the principal amount of the notes outstanding; or

•	Bowater files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured, the trustee or the holders of 25% of the principal amount of the notes may declare the entire principal amount of the notes to be due and immediately payable.

This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of the notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity for the notes may be canceled by the holders of at least a majority in principal amount of the notes if we become current in our payments (other than the accelerated payments) and all other events of default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders under the indenture offer the trustee protection from expenses and liability satisfactory to the trustee, which is called an indemnity. If reasonable indemnity is provided, the holders of a majority of the principal amount of the notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action with respect to the notes under the indenture.

Before a holder of the notes may bypass the trustee and bring an independent lawsuit or other formal legal action or take other steps to enforce rights or protect interests relating to the notes, the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred and remains uncured;

•	holders of 25% in principal amount of all outstanding notes must make a written request that the trustee take action because of the default, and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not taken action for 60 days after the receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of all outstanding notes must not have given the trustee any direction inconsistent with that request during such 60 day period.

A holder of the notes is, however, entitled at any time to bring a lawsuit for the payment of money due on the notes on or after their due date. We will furnish to the trustee every year a written statement regarding our performance of our obligations under the indenture and any default in such performance.

The Trustee

The trustee for the notes is The Bank of New York. The trustee’s current address is 101 Barclay Street, Floor 8W, New York, New York 10286. The trustee also serves as the registrar and transfer agent for our common stock, is a lender under certain of our credit facilities, and serves as a trustee under other debt securities issued by us and our subsidiaries having an aggregate principal amount of approximately $1.3 billion (excluding the aggregate principal amount of the notes) at December 31, 2003 and in connection with certain of our pension plans. In addition, an affiliate of the trustee is an underwriter in this offering. For additional information concerning our relationship with the trustee and its affiliates, see “Underwriting.”

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the notes by such appropriate judicial proceedings as the trustee shall deem necessary to protect and enforce any such rights.

The indenture and provisions of the Trust Indenture Act incorporated by reference in it contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The indenture and the notes are governed by the laws of the State of New York.

Book-Entry, Delivery and Form of Securities

We will issue the notes in the form of one or more global securities to be deposited with, or on behalf of, The Depository Trust Company (the “depositary” or “DTC”). “Global securities” represent in the aggregate the total principal or face amount of the securities and, once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system (as further described below). The global securities will be issued in fully registered form and will be issued in permanent form. Unless and until it is exchanged in whole or in part for the individual notes represented thereby, a global security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

The notes will be deposited on the issue date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (which we will refer to as the “global security holder”). DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

We have been advised as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including the Euroclear System and Clearstream Banking, Societe Anonyme, Luxembourg (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer notes may be limited to that extent.

So long as any global security holder is the registered owner of any applicable securities, the global security holder will be considered the sole holder of outstanding securities represented by such global securities under the indenture. Except as provided below, owners of securities represented by global certificates will not be entitled to have the securities registered in their names and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee. Neither the issuer of the securities nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of any securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such securities.

Payments in respect of the principal of, premium, if any, and interest on any securities registered in the name of the global security holder on the applicable record date will be payable by the trustee to or at the direction of the global security holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, Bowater and the trustee may treat the persons in whose names any securities, including the global securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Bowater nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of any securities (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of securities will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to certain conditions, any person having a beneficial interest in the global securities may, upon request to the trustee and confirmation of such beneficial interest by the Depositary or its Indirect Participants, exchange such beneficial interest for the security in definitive form. Upon any such issuance, the trustee is required to register such security in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (1) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture, then, upon surrender by the global security holder of its global security, the notes in such form will be issued to each person that such global security holder and DTC identify as being the beneficial owner of the notes. Neither Bowater nor the trustee will be liable for any delay by the global security holder or DTC in identifying the beneficial owners of the notes and Bowater and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global security holder or DTC for all purposes.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Underwriting

UBS Securities LLC and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal
amount of
Underwriter	the notes
(in millions)
UBS Securities LLC	$
J.P. Morgan Securities Inc.
Scotia Capital (USA) Inc.
Harris Nesbitt Corp.
Wachovia Capital Markets LLC
SunTrust Capital Markets, Inc.
Banc of America Securities LLC.
TD Securities (USA) Inc.
BNY Capital Markets, Inc.
CIBC Inc.
Barclays Capital Inc.

Total	$250,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters will purchase the notes from Bowater at a per note price of $         .

The notes will be sold to the public at a per note price of $        . On an aggregate basis, the notes will be sold to the public at a price of $       . We will receive all of the proceeds from such sale, before deducting expenses.

The underwriters propose to offer some of the notes directly to the public at the per note public offering price set forth above and some of the notes to dealers at the public offering price less a concession not to exceed      % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed      % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the underwriters may change the public offering price and concessions.

In connection with the offering the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriter may conduct these transactions in the over-the-

counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be approximately $4.4 million.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The underwriters and their respective affiliates have in the past engaged in, and may in the future engage in transactions with and perform services, including commercial banking, financial advisory and investment banking transactions, for us and our affiliates in the ordinary course of business.

The Bank of New York, an affiliate of BNY Capital Markets, Inc., will act as trustee for the notes. For additional information concerning our relationship with the trustee, see “Description of Notes – The Trustee.”

Each underwriter, or one of its affiliates, other than Barclays Capital Inc., is a lender under Bowater Incorporated’s $500 million revolving credit facility and its $100 million term loan. At March 8, 2004, the aggregate commitments of the underwriters and underwriters’ affiliates, as applicable, totaled approximately $441 million, or 88%, of the revolving credit facility commitments and approximately $76 million, or 76%, of the term loan commitments. The Company intends to use a portion of the net proceeds of this offering to repay all outstanding principal, together with accrued and unpaid interest, under these credit facilities; however, the revolving credit facility will not be terminated. The entire $100 million principal amount of the term loan is currently outstanding and is expected to be outstanding immediately prior to payment in full. The outstanding amount under the revolving credit facility fluctuates from time to time. At December 31, 2003, the amount outstanding under the revolving credit facility was $38.4 million. The amount outstanding at the time the proceeds of this offering are used to pay off the outstanding balance on the revolving credit facility could vary significantly from this amount. The lenders under these credit facilities may transfer their commitments, subject to certain conditions, so the individual and aggregate commitments at the time of payoff could also vary from the amounts set forth above.

L. Jacque Ménard, who has been a director of Bowater since 2002, is the Chairman of BMO Nesbitt Burns Corp. and President of BMO Financial Group, Québec, each of which is an affiliate of Harris Nesbitt Corp.

In addition to the foregoing, the Bank of Montreal, an affiliate of Harris Nesbitt Corp., The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., Canadian Imperial Bank of Commerce, an affiliate of CIBC Inc., and The Toronto-Dominion Bank, an affiliate of TD Securities (USA) Inc. are the lenders under a $100 million 364-day credit facility of Bowater Incorporated’s subsidiary, Bowater Canadian Forest Products Inc., which is guaranteed by Bowater Incorporated.

In a Schedule 13G dated as of December 31, 2003, and filed February 12, 2004, J.P. Morgan Chase & Co., an affiliate of one of the joint book-running managers, reported on behalf of itself and certain of its wholly-owned subsidiaries that it is the beneficial owner of 2,792,260 shares, or approximately 5%, of Bowater Incorporated’s total outstanding shares as of December 31, 2003.

Because more than 10% of the proceeds of this offering, not including underwriting compensation, may be received by entities that are affiliated with National Association of Securities Dealers, Inc. members that are participating in this offering, this offering is being conducted in compliance with the National Association of Securities Dealers Conduct rules 2710(c)(8) and 2720. Pursuant to those rules, the yield of a debt security can be no lower than that recommended by a qualified independent underwriter, or QIU, which has participated in the preparation of this prospectus supplement and performed its usual standard of due diligence with respect to this prospectus supplement. In accordance with this requirement, Barclays Capital Inc. has agreed to act as qualified independent underwriter with respect to the offering, and the yield of the notes will be no lower than that recommended by Barclays Capital Inc. Barclays Capital Inc. has performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement.

Barclays Capital Inc. will receive a fee of $100,000 as compensation for its services as QIU.

We have agreed to indemnify the underwriters and the QIU against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Legal Matters

The validity of the notes will be passed upon for us by Wyche, Burgess, Freeman & Parham, P.A. Certain matters in connection with this offering will be passed upon by Cahill Gordon & Reindel LLP, New York, New York.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where such offer or solicitation is not permitted.

Preliminary Prospectus

Subject to Completion, Dated September 17, 2003

$750,000,000

Bowater Incorporated

Common Stock
Preferred Stock	Stock Purchase Contracts
Depositary Shares	Stock Purchase Units
Warrants	Debt Securities

Bowater Capital Trust I
Bowater Capital Trust II

Trust Preferred Securities fully and unconditionally guaranteed to the extent provided in this prospectus by Bowater Incorporated

The following are types of securities that may be offered and sold under this prospectus:

•	Common Stock

•	Preferred Stock

•	Depositary Shares

•	Warrants

•	Stock Purchase Contracts

•	Stock Purchase Units

•	Debt Securities

•	Trust Preferred Securities, with Guarantees

A prospectus supplement, which must accompany this prospectus, will describe the securities Bowater Incorporated and/or the trusts are offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

•	Maturity

•	Interest rate

•	Dividend rate

•	Sinking fund terms

•	Ranking

•	Redemption terms

•	Conversion terms

•	Listing on a securities exchange

•	Amount payable at maturity

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Bowater Incorporated’s common stock is traded on the New York Stock Exchange (stock symbol “BOW”), the Pacific Exchange, Inc. and The London Stock Exchange. A special class of stock exchangeable into Bowater Incorporated common stock is listed on the Toronto Stock Exchange (stock symbol “BWX”).

The securities may be offered in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents that Bowater Incorporated and/or the applicable trust may elect, or through underwriters and dealers that Bowater Incorporated and/or the applicable trust may elect. If Bowater Incorporated and/or the applicable trust use agents, underwriters or dealers to sell the securities, Bowater Incorporated and/or the applicable trust will name them and describe their compensation in a prospectus supplement.

September 17, 2003

Forward-Looking Statements

Statements that are not reported financial results or other historical information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This prospectus, each of Bowater Incorporated’s annual reports to shareholders, Forms 10-K, 10-Q and 8-K, proxy statements, prospectuses and any other written or oral statement made by us or on our behalf previously or in the future may include forward-looking statements including, for example, statements about our business outlook, assessment of market conditions, strategies, future plans, future sales, prices for our major products, inventory levels, capital spending and tax and exchange rates. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. In addition to specific factors described in connection with any particular forward-looking statement, factors that could cause actual results to differ materially include, but are not limited to, those in the section entitled “Risk Factors Related to Our Business” of Bowater Incorporated’s June 30, 2003 10-Q and any other report, proxy statement or prospectus Bowater Incorporated subsequently files with the Securities and Exchange Commission incorporated by reference into this prospectus, although other risks besides those could adversely affect us. We disclaim any obligation to publicly update or revise any forward-looking statements.

About This Prospectus

This prospectus is part of a registration statement that Bowater Incorporated and the trusts filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process, relating to:

•	Bowater Incorporated’s common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units, debt securities and guarantees of trust preferred securities; and

•	the trust preferred securities of Bowater Capital Trust I and Bowater Capital Trust II described in this prospectus.

Under this shelf process, Bowater Incorporated and the trusts may sell the securities described in this prospectus in one or more offerings up to a total amount of $750,000,000 (measured by offering price in the case of equity securities and by principal amount in the case of debt securities). This prospectus provides you with a general description of the securities that Bowater Incorporated and the trusts may offer. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For additional information regarding Bowater Incorporated or the trusts and the offered securities, please refer to the registration statement. Each time Bowater Incorporated or a trust sells securities it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also supplement or update information contained in this prospectus, except that the prospectus supplement may not make material changes to the information in this prospectus such that it materially alters the nature of the offering or the securities offered. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

In this prospectus and in any prospectus supplement, unless the context requires otherwise, “Bowater,” “we,” “our” and “us” refer to Bowater Incorporated and not its subsidiaries. However, in the discussions under the following headings, these terms refer to Bowater Incorporated with its consolidated subsidiaries, unless the context requires otherwise: “Forward-Looking Statements;” “Where You Can Find More Information;” “Important Notice to Readers;” “Bowater

Incorporated;” and “Ratio of Earnings to Fixed Charges and Ratio of Combined Fixed Charges and Preference Dividends to Earnings.”

Where You Can Find More Information

BOWATER INCORPORATED

Bowater Incorporated files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC. Its SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov and through Bowater Incorporated’s website (http://www.bowater.com).

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Bowater’s SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We “incorporate by reference” in this prospectus certain information filed by Bowater Incorporated with the SEC, which means that we disclose important business and financial information to you by referring to those documents. Those documents are not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that Bowater Incorporated subsequently files with the SEC will automatically update and supersede the information in this prospectus and in Bowater Incorporated’s other filings with the SEC.

We incorporate by reference the documents listed below, which Bowater Incorporated has already filed with the SEC, and any future documents and information filed (but not furnished) by Bowater Incorporated with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all offerings covered by this prospectus are completed:

•	Bowater Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2002;

•	Bowater Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

•	Bowater Incorporated’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

•	Bowater Incorporated’s Current Report on Form 8-K filed on June 12, 2003; and

•	Bowater Incorporated’s Current Report on Form 8-K filed on June 17, 2003.

This information is available without charge upon written or oral request. You may request this information by writing to Bowater Incorporated at Post Office Box 1028, Greenville, South Carolina 29602-1028 (Attention: Investor Relations Department) or by calling (864) 282-9430. You may also obtain this information through Bowater Incorporated’s website (http://www.bowater.com).

To obtain timely delivery of information requested, you must make your request no later than five business days before the date on which you must make your investment decision.

THE TRUSTS

Neither of the trusts is currently subject to the information reporting requirements of the Securities Exchange Act. No separate financial statements of the trusts have been included in this prospectus. We do not believe that separate financial statements would be material to holders of the trust preferred securities because:

•	all of the voting securities of the trusts will be owned, directly or indirectly, by Bowater Incorporated, a reporting company under the Exchange Act,

•	the trusts have no independent operations and exist for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the applicable trust and investing the proceeds in debt securities issued by Bowater Incorporated, and

•	the obligations of each trust under the trust securities are fully and unconditionally guaranteed by Bowater Incorporated to the extent that the trust has funds available to meet its obligations.

See the sections entitled “The Trusts,” “Description of the Trust Preferred Securities” and “Description of the Trust Preferred Securities Guarantees.”

Important Notice to Readers

No person is authorized to give any information or to make any representation not contained in this prospectus (including information expressly incorporated in this prospectus by reference) or any prospectus supplement in connection with this offering. If given or made, you should not rely on such information or representations as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the offered securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made under it shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

The information contained in this prospectus has been provided by us and by other sources. We believe, but cannot assure you, that the information provided by other sources is accurate and complete. We also cannot assure you that an investment in our securities is appropriate for your particular circumstances. In making an investment decision, you must rely on your own examination of our company and the terms of the offerings covered by this prospectus and any applicable prospectus supplement, including the merits and risks involved. The contents of this prospectus are not to be construed as legal, business or tax advice. You should consult your own attorneys, business advisors and tax advisors as to legal, business or tax advice.

This prospectus contains summaries intended to be accurate with respect to certain terms of certain documents, but we refer you to the actual documents, which will be made available to you upon request to us, for complete information with respect to these documents, and all the summaries are qualified in their entirety by this reference to the actual documents.

Bowater Incorporated

We are a leading producer of newsprint and coated groundwood papers. In addition, we make uncoated groundwood papers, bleached kraft pulp and lumber products. We operate facilities in the United States, Canada and South Korea and our operations are supported by approximately 1.4 million acres of timberlands owned or leased in the United States and Canada and approximately 32 million acres of timber cutting rights in Canada. We market and distribute our products throughout the world. No single customer, related or otherwise, accounted for 10% or more of our 2002 consolidated sales.

We completed our acquisition of Alliance Forest Products Inc. (“Alliance”) on September 24, 2001. The results of Alliance’s operations have been included in our consolidated financial statements since then. Before the acquisition, Alliance was an integrated company specializing in timber harvesting and forest management, as well as the production and sale of newsprint, uncoated specialty paper, pulp, lumber and related products. Alliance had operations in Canada and the United States. The acquisition added modern, low-cost supercalendered and specialty paper production at Donnacona and Dolbeau, Quebec, enabling Bowater to offer a full spectrum of groundwood paper grades. Alliance’s extensive sawmill system and approximately 18 million acres of cutting rights support Bowater’s expanded operations. Also, a strategically located mill in Coosa Pines, Alabama, which produces market fluff pulp and newsprint and was modernized in the first quarter of 2002 to produce 100% recycled fiber newsprint, enhances

Bowater’s customer service capabilities. Bowater was incorporated in Delaware in 1964. Our principal executive offices are located at 55 East Camperdown Way, Greenville, South Carolina 29601. Our mailing address is Post Office Box 1028, Greenville, South Carolina 29602-1028, and our telephone number at that address is (864) 271-7733.

The Trusts

Each of Bowater Capital Trust I and Bowater Capital Trust II is a statutory trust formed under Delaware law pursuant to (1) a separate declaration of trust, executed by Bowater Incorporated, as sponsor for the trust (the “sponsor”), and the trustees of the trusts, and (2) the filing of a separate certificate of trust with the Delaware Secretary of State. The declaration of trust of each trust will be amended and restated in its entirety (as so amended and restated, the “declaration”) substantially in the form included as an exhibit to the registration statement of which this prospectus forms a part.

Each trust exists for the exclusive purposes of (1) issuing and selling the trust preferred securities representing preferred undivided beneficial interests in the assets of the trust to investors and trust common securities representing common undivided beneficial interests in the assets of the trust to Bowater (the trust common securities and the trust preferred securities are sometimes called the “trust securities” in this prospectus), (2) investing the proceeds of the trust securities in debt securities of Bowater, and (3) engaging in only those other activities necessary or incidental thereto.

All of the trust common securities will be directly or indirectly owned by Bowater. The trust common securities will rank equal with, and payments will be made thereon pro rata with, the trust preferred securities except that the trust common securities will have full voting rights and if an event of default has occurred and is continuing under the declaration, (1) the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities, and (2) holders of the trust preferred securities instead of holders of the trust common securities will have the right to appoint, remove or replace the property trustee and the Delaware trustee (each as defined below). Each trust will have a term to be specified in the applicable declaration, but may terminate earlier as provided in the applicable declaration.

Each trust’s business and affairs will be conducted by the trustees appointed by Bowater, as the direct or indirect holder of all the trust common securities. David G. Maffucci (Bowater’s Executive Vice President and Chief Financial Officer) and William G. Harvey (Bowater’s Vice President and Treasurer) are currently administrative trustees of each of the trusts. The holder of the trust common securities will have sole authority to appoint, remove or replace any of, or increase or reduce the number of, the trustees of a trust except that if an event of default has occurred and is continuing under the applicable declaration of trust, the holders of the trust preferred securities will have the right to appoint, remove or replace the property trustee and the Delaware trustee (each as defined below). The duties and obligations of the trustees will be governed by the declaration of the applicable trust, by the Delaware Statutory Trust Act and, in the case of the property trustee (as defined below), by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Bank of New York will act as property trustee pursuant to the terms described in a prospectus supplement (the “property trustee”). The property trustee’s affiliate, The Bank of New York (Delaware), serves as the trustee with a principal place of business in Delaware (the “Delaware trustee”) for each trust. The Bank of New York will also serve as the guarantee trustee for each trust. Bowater Incorporated will pay all fees, expenses, debts and obligations (other than the trust securities) related to the trusts and the offering of trust securities. The office of the Delaware trustee for each trust in the State of Delaware is 110 White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each trust will be c/o Bowater Incorporated, 55 East Camperdown Way, Greenville, South Carolina 29601 (telephone number (864) 271-7733).

Use of Proceeds

Except as otherwise described in any prospectus supplement relating to an offering of securities, the net proceeds from any sale of the securities included in this prospectus will be used for general corporate purposes, and each trust will invest all proceeds received from any sale of its trust securities in debt securities of Bowater Incorporated, which will use those funds for general corporate purposes. Any allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in the related prospectus supplement.

Ratio of Earnings to Fixed Charges and Ratio of Combined Fixed Charges and Preference Dividends to Earnings

Our ratio of earnings to fixed charges and our ratio of combined fixed charges and preference dividends to earnings for each of the periods indicated are as follows:

Six Months Ended
	June 30,		Fiscal Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of Earnings to Fixed Charges*	†	†	†	2.1x	2.5x	2.0x	1.1x
Ratio of Combined Fixed Charges and Preference Dividends to Earnings*	†	†	†	2.1x	2.5x	2.0x	1.1x

*	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges, and the ratio of combined fixed charges and preference dividends to earnings is computed by dividing earnings by the sum of fixed charges and preference dividends. Earnings consist of income before income taxes and minority interests plus interest expense (excluding interest capitalized during the period and amortization of previously capitalized interest) plus the portion of rental expenses representative of the interest factor. Fixed charges consist of total interest expense (including interest capitalized during the period) plus the portion of rental expense representative of the interest factor plus amortized premium and discount related to indebtedness. Preference dividends consist of dividends declared and paid with respect to any shares of our preferred stock. We did not have any preferred stock (other than the share of special voting stock described below) outstanding during fiscal years 2002, 2001 or 2000 or the six months ended June 30, 2003.

†	In fiscal year 2002 and the six month periods ended June 30, 2003 and 2002, fixed charges exceeded earnings by $259.5 million, $120.9 million and $78 million, respectively; and in those periods, there were no preference dividends.

General Description of the Offered Securities

Bowater Incorporated may offer from time to time under this prospectus, separately or together:

•	common stock,

•	preferred stock,

•	depositary shares,

•	warrants to purchase common stock, preferred stock, depositary shares, debt securities or any combination of these securities,

•	stock purchase contracts,

•	stock purchase units, each representing ownership of one or more stock purchase contracts together with other securities (including without limitation shares of our common or preferred stock, our depositary shares, our warrants, our debt securities, trust preferred securities issued by either trust, debt obligations of third parties (including U.S. treasury securities), any other security described in the applicable prospectus supplement and any combination of these),

and

•	unsecured senior, subordinated or junior subordinated debt securities.

Each trust may offer from time to time under this prospectus trust preferred securities representing undivided beneficial interests in its respective assets, which will be fully and unconditionally guaranteed to the extent described in this prospectus by Bowater Incorporated.

The aggregate amount of the offered securities will not exceed $750,000,000 (measured by offering price in the case of equity securities and by principal amount in the case of debt securities).

Description of Capital Stock

OUR COMMON STOCK

We are authorized to issue 100,000,000 shares of our common stock. As of September 12, 2003, there were 55,396,655 shares of our common stock issued and outstanding. In addition, our subsidiary Bowater Canada Inc. has a class of exchangeable shares, which are exchangeable into Bowater common stock on a one-for-one basis and have voting rights equivalent to those of the holders of common stock of Bowater. As of September 12, 2003, there were 1,642,172 exchangeable shares outstanding and entitled to give voting instructions.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Our Restated Certificate of Incorporation does not authorize cumulative voting for the election of directors. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default.

The Support Agreement, dated July 24, 1998, among us, Bowater Canadian Holdings Incorporated and Bowater Canada Inc. (both of which are our subsidiaries) pertaining to Bowater Canada’s exchangeable shares, prohibits us from declaring or paying any dividend on our common stock unless:

•	Bowater Canada has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an equivalent dividend on the exchangeable shares; and

•	Bowater Canada immediately thereafter declares or pays, as the case may be, an equivalent dividend on the exchangeable shares.

The registration statement that includes this base prospectus registers additional shares of common stock that may be issued in the future. The prospectus supplement relating to a particular issuance will describe the specific terms of any such issuance of common stock.

OUR PREFERRED STOCK

Our board of directors has the authority, without further vote or action by our stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock, including but not limited to dividend rights, if any, voting rights, if any, and liquidation and conversion rights, if any. At this time the only outstanding preferred stock is the single share of special voting stock discussed below. Our board may authorize or create stock ranking prior to any series of preferred stock only in specified circumstances described in “Voting Rights

- Holders’ Approval Required” below. The preferred stock could be used by us to impede the ability of third parties to acquire control of us without the cooperation of our board of directors.

Special Voting Stock

Our board of directors has issued one share of preferred stock, designated as special voting stock, par value $1.00 per share. The share of special voting stock has been issued to Computershare Trust Company of Canada, as trustee, under the voting and exchange trust agreement between us, Bowater Canadian Holdings, Bowater Canada and this trustee. (In this discussion, we refer to this trustee or any subsequent holder of the share of special voting stock as the “voting and exchange trustee.”) The voting and exchange trustee is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not owned by us or our affiliates as to which the voting and exchange trustee has timely received voting instructions from the holders of outstanding exchangeable shares in accordance with the voting and exchange trust agreement. The holders of our common stock and the voting and exchange trustee vote together as a single class on all matters.

If we liquidate, dissolve or wind up our business, the voting and exchange trustee will be entitled to receive, before any distributions to holders of the shares of our common stock, $10.00 out of our assets that are available for distribution to our shareholders. We do not pay dividends on the share of special voting stock. We have no rights to redeem the share of special voting stock, except that, if at any time no exchangeable shares are outstanding (not counting shares owned by us or our affiliates), then we automatically will redeem and cancel the share of special voting stock and pay $10.00 to the former holder.

Preferred Stock That May Be Issued Under this Prospectus

The registration statement that includes this base prospectus registers one or more additional series of our preferred stock that may be issued in the future. This section summarizes the material terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section, except that the prospectus supplement may not make material changes to the information in this prospectus such that it fundamentally changes the nature of the offering or the securities offered. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. When evaluating the preferred stock, you should also refer to all of the provisions of Bowater’s Restated Certificate of Incorporation, the Certificate of Designation for the offered series of preferred stock, and the Delaware General Corporation Law. The Certificate of Designation for any series of preferred stock will be filed as an exhibit in a post-effective amendment to, or incorporated from a subsequent SEC filing by reference in, the registration statement of which this prospectus is a part.

The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of the series, including:

•	the designation, ranking, stated value and liquidation and dividend preference of the series, the number of shares comprising the series and the number of shares offered;

•	the initial public offering price;

•	the dividend rate (or method of calculation), the dividend periods, the dates on which dividends will be payable, and whether dividends will be cumulative or noncumulative;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions and the various factors considered in determining the conversion price, if applicable;

•	the procedures for any auction or remarketing of the series;

•	whether interests in the shares of the series will be represented by depositary shares;

•	the voting powers, if any, of the shares of the series, in addition to or in substitution of those listed below; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the series.

As described under “Description of Depositary Shares,” Bowater may elect to offer depositary shares evidenced by depositary receipts, each representing a fraction (to be specified in the prospectus supplement) of a share of a particular series of preferred stock, rather than offering full shares of that series of preferred stock.

Unless provided otherwise in any prospectus supplement, the preferred stock of each series will rank equally with the preferred stock of every other series. The preferred stock will rank senior to the common stock in priority of payment of dividends and in the distribution of assets in any liquidation, dissolution, or winding up of Bowater, to the extent of the preferential amounts to which the preferred stock of the applicable series is entitled.

Once issued, the shares of preferred stock will be fully paid and nonassessable. Holders of preferred stock will have no preemptive rights. Shares of preferred stock redeemed, converted or otherwise reacquired by Bowater will resume the status of authorized and unissued shares of preferred stock, undesignated as to series, and may be reissued later.

Dividends and Distributions

The holders of preferred stock of each series will be entitled to receive preferential dividends out of funds legally available for dividend payment, when and if our board of directors declares dividends. Holders will receive declared dividends (in cash or in kind, as applicable for the series) payable at the rate, from the date, and on the specified dividend payment dates and, if cumulative, cumulative from the date stated in the prospectus supplement relating to that series. Unless otherwise specified in the applicable prospectus supplement, any arrearages in dividends on the preferred stock will not bear interest.

The provisions described below will apply unless otherwise specified in the applicable prospectus supplement. A series of preferred stock may limit our ability to pay dividends or distribute assets with respect to any stock that ranks equal or junior to that series as to the payment of dividends and the distribution of assets upon liquidation (which we call “parity preferred stock” and “junior stock”, respectively). As long as any shares of a series of offered preferred stock are outstanding, we may not pay or declare dividends or make distributions (other than dividends or distributions payable in shares of junior stock or in warrants, rights or options exercisable for or convertible into shares of junior stock, together with cash in lieu of fractional shares) on any parity preferred stock or junior stock, unless:

•	there are no arrearages in dividends on any preferred stock ranking senior to that series of preferred stock with respect to the payment of dividends and distribution of assets upon liquidation (which we call “senior preferred stock”) for any past dividend period, and dividends in full for the current dividend period have been paid or declared on all senior preferred stock, in each case to the extent such dividends are cumulative;

•	we have paid or set aside any amounts required at that time to be paid or set aside for any purchase, retirement and sinking funds for any senior preferred stock; and

•	we are not in default on any obligations to redeem any of the senior preferred stock.

We refer to the conditions set forth above collectively as the “seniority conditions.” In addition, unless these conditions are met and for so long as any shares of a series of offered preferred stock are outstanding, neither we nor any of our subsidiaries may purchase, redeem or otherwise acquire any shares of any junior stock (except in connection with a reclassification or exchange of any junior stock through the issuance of other junior stock (and cash in lieu of any fractional shares), or the purchase, redemption or other acquisition of any junior stock with any junior stock (and cash in lieu of any fractional shares)) nor may we make any sinking fund payment for the purchase, redemption or acquisition of any junior stock.

If the seniority conditions are met, our board of directors may declare and pay dividends or make distributions on the shares of, acquire, redeem or make sinking fund payments for the acquisition of, any junior stock.

In addition, as long as any shares of a series of offered preferred stock are outstanding, if any conditions similar to the seniority conditions are not met with respect to a class of parity preferred stock, which we refer to as “parity conditions,” then any dividends paid or declared (other than dividends or distributions payable in junior stock and cash in lieu of fractional shares) will be shared pro rata by the holders of that series and of all series of parity preferred stock. In the pro rata sharing, the amounts of any dividends declared and paid per share of preferred stock of that series and each other share of parity preferred stock will in all cases bear to each other the same ratio that their respective arrearages of any accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior periods if dividends with respect to such series are cumulative) per share of preferred stock of that series and the other share of parity preferred stock bear to each other.

The provisions of the preceding paragraphs will not prevent us from applying any monies previously deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund to the purchase or redemption of that preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of application we have paid or declared and set aside for payment full cumulative dividends upon shares of the offered preferred stock outstanding on the last dividend payment date for any series of offered preferred stock. The provisions of the preceding paragraphs also do not restrict the ability of a holder of any junior stock, parity preferred stock or senior preferred stock to convert those securities into or exchange those securities for stock on par with or junior to such stock.

Liquidation

If any voluntary or involuntary liquidation, dissolution, or winding up of Bowater occurs, the holders of preferred stock of each series will be entitled to receive the full preferential amount set forth in the prospectus supplement relating to that series, including any arrearages in dividends on that series to the date fixed for the payment in liquidation, before any distribution will be made to the holders of any junior stock and to share such payments pro rata with holders of any series of parity preferred stock. After the holders of the preferred stock are paid in full, the remaining assets of Bowater will then be distributed exclusively among the holders of any junior stock, according to their respective interests.

If Bowater does not have sufficient assets to pay the full preferential amounts due to the preferred stock holders of any series, then the assets available for distribution to preferred stock holders of that series and any series of parity preferred stock will be distributed pro rata to those holders in proportion to the full preferential amounts payable on the respective shares.

Merger or Sale of Assets

A consolidation or merger of Bowater with or into one or more other corporations or a sale of all or substantially all of the assets of Bowater will not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of Bowater for purposes of the rights of the preferred stock.

Redemption

The prospectus supplement for the preferred stock of any series will state redemption rights and redemption price(s) for that series.

Unless the prospectus supplement states otherwise:

•	notice of redemption will be mailed to record holders at least 30 days but not more than 90 days prior to the date fixed for redemption; and

•	in case of a partial redemption, the shares to be redeemed will be selected pro rata, by lot or in such other manner as our board of directors may determine.

If we give notice of redemption, then on and after the redemption date, dividends on the shares called for redemption will cease to accumulate, unless we default in the payment of the redemption price. As of the redemption date, holders of the preferred stock called for redemption will have no further rights except the right to receive the redemption price when they surrender their certificates for redemption.

Shares of preferred stock of any series may also be subject to redemption, in the manner described above, through operation of any sinking or retirement fund created for that series, at the redemption prices and under the terms and provisions described in the prospectus supplement.

We are not required to register a transfer of any share of a series of preferred stock within 15 days preceding a selection for redemption of shares of that series or to register a transfer of any share that has been selected for redemption.

If we are obligated to retire shares of one or more series of preferred stock and if we do not pay the obligation in full, the portion of shares of each series that are retired will be proportionate to the ratio of the retirement payment actually made to the respective amounts that would have been payable for each series if we had paid in full.

Voting Rights

The holders of the shares of each series of preferred stock will be entitled to the voting powers and rights, if any, described in this section or as otherwise provided in any prospectus supplement, as well as any other rights required by law. If depositary shares are issued, those shares will entitle the holders to the fractional vote specified in the prospectus supplement. The holders of preferred stock will be entitled to vote as a class only to the extent described in this section, as otherwise provided in any prospectus supplement or as required by the Delaware General Corporation Law.

     Holders’ Approval Required

We will take the actions described below only with the approval of the percentage of holders specified in the applicable prospectus supplements of all the outstanding shares of all series of preferred stock adversely affected by the action, or if we provide for the redemption of all outstanding shares of preferred stock at or before the time when the amendment, issuance, or other event described below is to occur or take effect. Unless otherwise specified in the applicable prospectus supplement, all classes of preferred stock similarly affected will vote as a single class, and any class unequally affected will vote separately.

•	amend, alter, or repeal any of the provisions of our Restated Certificate of Incorporation or Bylaws to adversely affect the powers, preferences, or rights of the holders of one or more series of preferred stock or to reduce the time for any notice to which only the holders of one or more series of preferred stock may be entitled. An amendment of the Restated Certificate of Incorporation to authorize or create, or to increase the authorized amount of common stock or other junior stock or any class ranking on a parity with one or more series of preferred stock as to the payment of dividends or the distribution of assets on liquidation will not be deemed to adversely affect the powers, preferences, or rights of the holders of those series of preferred stock;

•	authorize or create, or increase the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking prior to one or more series of preferred stock as to payment of dividends or the distribution of assets upon liquidation; or

•	merge with or consolidate into any other corporation, unless each holder of the applicable series of preferred stock at the time of the merger or consolidation receives or continues to hold an equivalent number of shares in the resulting corporation, with substantially the same rights and preferences as the series of preferred stock held prior to the merger or consolidation.

Unless the holders of at least the percentage specified in the applicable prospectus supplement of the outstanding shares of any series of preferred stock approve, we will not amend, alter, or repeal any of the provisions of our Restated Certificate of Incorporation or Bylaws, or the provisions of the series, so as to affect adversely the powers, preferences, or rights of the holders of the preferred stock of that series in a manner not equally applicable to all series of parity preferred stock.

Unless the holders of a majority of the outstanding shares of preferred stock, voting as a single class, approve, Bowater will not increase the authorized amount of the preferred stock. Unless the holders of a majority of the outstanding shares of any series of preferred stock and any parity preferred stock with respect to that series, voting as a single class, approve, Bowater will not: (1) create any other class of stock ranking on parity with those series of preferred stock, either as to payment of dividends or the distribution of assets upon liquidation; or (2) increase the authorized number of shares of any other class of stock or other security ranking equally with those series of preferred stock.

     Holders’ Approval Not Required

No approval by the holders of the preferred stock will be required if, before the amendment, issuance, or other event described above occurs or takes effect, the redemption of all shares of preferred stock that would otherwise have to consent to the action is provided for.

Potential Conflicts

If the terms of a series of offered preferred stock differ from the terms of other series of preferred stock (as to conversion rights, ranking, voting, redemption or sinking fund provisions, or other material terms), the interests of the holders of the various series may conflict with one another.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state whether the shares are convertible or exchangeable into common stock, another series of preferred stock, or debt securities, and the terms on which shares of that series are convertible or exchangeable.

CERTAIN CERTIFICATE, BYLAW AND CONTRACT PROVISIONS

Certain provisions of our Restated Certificate of Incorporation or our Bylaws may have the effect of delaying, deferring or preventing a change in control of Bowater. These provisions include:

•	those regarding a classified board of directors and providing that directors may only be removed for cause by a supermajority vote;

•	the supermajority shareholder or special director voting requirements for approval of certain business combinations and for filling vacancies on the board of directors under certain circumstances;

•	the requirement that the shareholders may act only through a shareholders’ meeting, coupled with the provision that only the board of directors or certain executive officers can call a special meeting of the shareholders;

•	the requirements under the Bylaws for submitting proposals at shareholder meetings and for nominating candidates for director;

•	the ability of the board of directors to issue preferred stock, which may be issued serially without prior approval of the shareholders and which may have various voting rights designated by the board of directors, potentially including a separate right to approve a merger or sale of substantially all of our assets; and

•	the supermajority voting requirements to amend certain provisions of the certificate or, in certain circumstances, various provisions of the Bylaws.

Certain provisions in our employment contracts, change-in-control agreements, stock option plans, severance pay plans, and qualified and nonqualified benefit plans, and certain provisions in our credit agreements and in the indentures relating to our debt securities, may also have the effect of inhibiting a change in control of Bowater.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder, unless (1) prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the outstanding voting stock (but not the outstanding voting stock owned by the interested stockholders) those shares owned (i) by persons who are both directors and officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at or subsequent to that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a significant financial benefit to the stockholders. An “interested stockholder” is a person who, together with affiliates and associates, (i) owns 15% or more of the corporation’s voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% of more of the corporation’s outstanding voting stock at any time within the three year period prior to the date the determination is made as to whether the person is an interested stockholder.

Description of Depositary Shares

We may issue depositary shares independently or together with any other securities offered by any prospectus supplement. The following summary of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete and is subject to, and qualified in its entirety by reference to, the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock. A copy of the form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to a post-effective amendment to, or incorporated from a subsequent filing by reference into, the registration statement of which this prospectus is a part.

The applicable prospectus supplement may also state that any of the terms set forth in this prospectus are inapplicable to securities being offered or include additional or different terms from the general terms summarized in this section; except that the prospectus supplement may not make material changes to the information in this prospectus such that it fundamentally changes the nature of the offering or the securities offered.

GENERAL

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction, to be specified in the applicable prospectus supplement, of a share of a particular series of preferred stock. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares may be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, a holder of depositary shares will not be entitled to receive the shares (or fractions of a share) of preferred stock underlying the depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares representing such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

In the event of a distribution other than in cash on the preferred stock underlying the depositary shares, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion, insofar as practicable, to the number of depositary shares owned by such holders, unless the depositary determines that it is not feasible to make such a distribution, in which case the depositary may, with our approval, adopt the methods it deems equitable and practicable to effect the distribution, including sale of such property and distribution of the net proceeds from the sale to the relevant holders.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of preferred stock will be made available to holders of depositary shares.

CONVERSION AND EXCHANGE

If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares pursuant to those terms.

REDEMPTION OF DEPOSITARY SHARES

If preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the fraction of a share of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we determine.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon the redemption. Any funds deposited by us with the depositary for any depositary shares that the holders fail to redeem will, subject to applicable escheat laws, be returned to us after a period of two years from the date the funds were deposited.

VOTING

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the underlying preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with those instructions, and we will agree to take all actions that the depositary reasonably deems necessary in order to enable it to do so.

AMENDMENT OF THE DEPOSIT AGREEMENT

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary; provided, however, that any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless that amendment has been approved by at least a majority of the depositary shares then outstanding.

CHARGES OF DEPOSITARY

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

MISCELLANEOUS

We, or at our option, the depositary, will forward or otherwise make available to the holders of depositary shares all reports and communications from us that we are required to furnish to the holders of preferred stock underlying the depositary shares.

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties under it, and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished to us. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY; TERMINATION OF THE DEPOSIT AGREEMENT

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a successor depositary has not been appointed within 90 days after the depositary delivered to us written notice of its election to resign. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary shares, and will not give any further notices (other than notice of the termination) or perform any further acts under the deposit agreement, except that the depositary will continue to deliver preferred stock certificates, together with any dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

Description of Warrants

We may issue warrants to purchase common stock, preferred stock, depositary shares, debt securities, or any combination of these securities. The warrants may be issued independently or together with any other securities and may be attached to or separate from the other securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between Bowater and a bank or trust company, as warrant agent.

This section summarizes the material terms of the warrants that we may offer. The prospectus supplement relating to a particular series of warrants will describe the specific terms of the series, which may be in addition to or different from the general terms summarized in this section, except that the prospectus supplement may not make material changes to the information in this prospectus such that it fundamentally changes the nature of the offering or the securities offered. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. When evaluating the warrants, you should also refer to all the provisions of the warrant agreement, if any, the certificates representing the warrant, and the specific descriptions in the prospectus supplement. The forms of the warrant agreement, if any, and the warrant certificates will be filed as exhibits to a post-effective amendment to, or incorporated from a subsequent filing by reference into, the registration statement of which this prospectus is a part.

The prospectus supplement relating to a series of warrants will describe the specific terms of the warrants including the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued and the currency in which the price for the warrants may be paid;

•	the designation and terms of the securities purchasable upon the exercise of the warrants;

•	the price at which and the currency in which the securities purchasable upon exercise of the warrants may be purchased and the various factors considered in determining that price;

•	the dates on which the right to exercise the warrants will commence and expire and whether the exercise of warrants will be at the option of holders, at our option, or automatic;

•	whether the warrants are exercisable by payment of cash, surrender of other securities, or both;

•	provisions for changes to or adjustments in the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each such other security;

•	if applicable, the date on and after which the warrants and the related other securities will be separately transferable;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange or exercise of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations, and warrants may be exercised, at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement. Until holders of warrants to purchase debt securities exercise their warrants to purchase the debt securities, they will not be entitled to payments of principal, premium, or interest on the debt securities. Until holders of warrants to purchase common or preferred stock exercise their warrants to purchase the stock, they will not be entitled to vote the stock or to receive distributions, if any, with respect to the stock.

Holders may exercise warrants on the terms described in the prospectus supplement relating to those warrants. Once the payment and the properly completed and executed warrant certificate are received at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities. If the holder exercises less than all of the warrants represented by the warrant certificate, we will also issue a new warrant certificate for the remaining warrants. Warrants may be designated “options” or “rights” as well as “warrants.”

Description of Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common stock, preferred stock and/or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock and/or depositary shares. The price per share and number of shares of our common stock, preferred stock and/or depositary shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of a stock purchase contract, together with other securities (including without limitation shares of our common or preferred stock, our depositary shares, our warrants, our debt securities, trust preferred securities issued by either trust, debt obligations of third parties (including U.S. treasury securities), any other security described in the applicable prospectus supplement and any combination of these). The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit, will describe the specific terms of the securities being offered and will contain a discussion of the material U.S. federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The terms described in a prospectus supplement may be in addition to or different from the general terms summarized in this section, except that the prospectus supplement may not make material changes to the information in this prospectus such that it fundamentally changes the nature of the offering or the securities offered. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. The forms of these agreements will be filed as exhibits to a post-effective amendment to, or incorporated from a subsequent filing by reference into, the registration statement of which this prospectus is a part.

Description of Debt Securities

We may issue, from time to time, debt securities directly to the public, as part of a stock purchase unit, or in connection with the issuance of trust preferred securities by a trust. We may also issue debt securities under the indentures (defined below) upon the exercise, conversion or exchange of preferred stock, warrants or other debt securities or upon the settlement of stock purchase contracts. The debt securities offered by this prospectus and any applicable prospectus supplement will be our unsecured obligations and will be either senior, subordinated or junior subordinated debt. Senior debt will be issued under a senior debt indenture, subordinated debt will be issued under a subordinated debt indenture, and junior subordinated debt will be issued under a junior subordinated debt indenture. These three indentures are sometimes called in this prospectus individually an “indenture” and collectively the “indentures.” Each indenture is subject to and governed by the Trust Indenture Act, and forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is part.

We have summarized the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an applicable prospectus supplement. Copies of the indentures may be obtained from us or the applicable trustee. Wherever defined terms of the applicable indenture are referred to, the sections or defined terms are incorporated by reference into this prospectus.

The statements made below relating to the debt securities and the indentures are summaries of their material provisions and are subject to, and are qualified by reference to, the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any supplements to the terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to the series of debt securities being offered, except that the prospectus supplement may not make material changes to the information in this prospectus such that it fundamentally changes the nature of the offering or the securities offered.

GENERAL

The debt securities will be our unsecured obligations. Unless otherwise specified in a prospectus supplement, the debt securities issued under the senior debt indenture will rank equally with all of our other unsecured and unsubordinated obligations. See the subsection entitled “Ranking – Senior Debt

Securities.” The debt securities issued under the subordinated debt indenture will be subordinate and junior in right of payment to all of our senior indebtedness, and the debt securities issued under our junior subordinated indenture will be subordinated and junior in right of payment to our senior and subordinated indebtedness, in each case as more fully described in the applicable indenture. See the subsection entitled “Ranking – Subordinated Debt Securities and Junior Subordinated Debt Securities.”

The indentures do not limit the amount of debt securities that we may issue under the indentures, nor do they limit us from incurring or issuing other secured or unsecured debt, except as provided in the covenant restricting liens described below in the subsection entitled “Certain Covenants with Respect to Senior Debt Securities – Limitation on Liens” and as otherwise provided in any prospectus supplement.

The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement, including the following, as applicable:

•	the title of the debt securities and whether the debt securities are senior, subordinated or junior subordinated debt securities and, if subordinated or junior subordinated debt securities, the applicable subordination provisions;

•	any limit on the aggregate principal amount of the debt securities;

•	the person entitled to receive interest payable on the debt securities, if other than the registered holder of the debt securities;

•	the price (expressed as a percentage of the principal amount thereof) at which the debt securities will be issued;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the dates on which any interest will be payable and the related record dates;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the period or periods, if any, within which, the price or prices at which, and the other terms and conditions upon which the debt securities may be redeemed, as a whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed or purchased, as a whole or in part, pursuant to those obligations;

•	the terms of any right or requirement to convert or exchange the debt securities, either at our option, at the option of a holder of the debt securities, or automatically or mandatorily, into or for shares of our stock or other securities or property, including the period or periods within which and the price or prices (including any adjustments) at which and the other terms and conditions upon which any debt securities may be converted or exchanged, in whole or in part;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities are issuable;

•	whether the amount of principal of or any premium or interest on the debt securities may be determined with reference to an index or formula and the manner in which those amounts will be determined;

•	if other than U.S. dollars, the currency or currencies in which the principal of and any premium and interest on the debt securities are payable, and the manner of determining the equivalent amount in U.S. dollars;

•	whether the principal of or any premium or interest on the debt securities are payable, at our election or the election of a holder of debt securities, in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, that election may be made and the amount so payable (or the manner of determining that amount);

•	if other than the entire principal amount of the debt securities, the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity;

•	if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount of the debt securities as of that date, including the principal amount of the debt securities that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner of determining the amount deemed to be the principal amount);

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities;

•	if applicable, that the debt securities are issuable in whole or in part in global form, the identity of the respective depositaries for any debt securities issued in global form, the form of any legend or legends that will accompany any debt securities issued in global form and any additional circumstances in which any debt security issued in global form may be exchanged in whole or in part for debt securities registered, and in which any transfer of such debt security in whole or in part may be registered, in the name or names of persons other than the related depositary;

•	any additions to or changes in the events of default that apply to the debt securities and any change in the right of the trustee or a holder of the debt securities to declare the principal amount of the debt securities due and payable;

•	any additions to or changes in our covenants that apply to the debt securities;

•	Bowater’s right, if any, to defer payment of interest and the maximum length of any deferral period; and

•	any other terms of the debt securities.

We may issue debt securities as original issue discount securities, which are securities (including zero-coupon securities) that are issued at a price significantly lower than the amount payable upon their stated maturity. These securities provide that upon redemption or acceleration of the stated maturity, an amount less than the amount payable upon the stated maturity, determined in accordance with the terms of the debt securities, will become due and payable. Specific U.S. federal income tax considerations applicable to original issue discount securities will be described in any applicable prospectus supplement.

In addition, specific U.S. federal income tax or other considerations applicable to any debt securities denominated other than in U.S. dollars, and to any debt securities that provide for application of an index to determine principal and interest, will be described in any applicable prospectus supplement.

We may, in certain circumstances, without notice to or consent of the holders of the debt securities, issue additional debt securities having the same terms and conditions as the debt securities issued under this prospectus and any applicable prospectus supplement, so that such additional debt securities and the debt securities offered under this prospectus and any applicable prospectus supplement form a single series, and references in this prospectus and any applicable prospectus supplement to the debt securities will include, unless the context otherwise requires, any further debt securities issued as described in this paragraph. We refer to such issuance of additional debt securities as a further issue.

Purchasers of debt securities after the date of any further issue will not be able to differentiate between the debt securities sold as part of the further issue and previously issued debt securities. If we were to issue debt securities with a greater amount of original issue discount, persons that are subject to U.S. federal income taxation that purchase debt securities after such further issue may be required to accrue greater amounts of original issue discount than they would otherwise have accrued with respect to the debt securities. This may affect the price of outstanding debt securities as a result of a further issue.

Except as may be set forth under the subsections entitled “Certain Covenants with Respect to Senior Debt Securities” and “Mergers and Similar Events” and in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur additional indebtedness or that would afford holders of debt securities protection from transactions involving us or our subsidiaries, including a highly leveraged transaction or a change in control. The applicable prospectus supplement will contain information with respect to any additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

We will issue the debt securities of each series, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution, if any, relating to such series of debt securities.

The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled to receive it as the address appears in the applicable register for such debt securities.

Subject to certain limitations imposed upon debt securities issued in book-entry form, unless otherwise specified in the applicable prospectus supplement the debt securities of any series:

•	will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee’s corporate trust office or at the office of any registrar designated by us for such purpose; and

•	may be surrendered for registration of transfer or exchange at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges, and we may decline to permit the transfer or exchange until the applicable tax or charge is paid. We may act as registrar and may change any registrar without notice.

MATERIAL COVENANTS

The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in or are different from those in this prospectus.

RANKING

The majority of our assets are held, and the majority of our operations are conducted, by subsidiaries. As a result, we depend heavily upon payments on intercompany loans by our subsidiaries and other distributions or payments to us by our subsidiaries to enable us to make payments on the debt securities.

Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under any debt securities that we issue. We cannot assure you that the amounts we receive from our subsidiaries will be sufficient to enable us to service our obligations on any debt securities we may issue.

In addition, none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, any debt securities that we issue. As a result, any debt securities that we issue will be effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including the holders of debt to be issued under this prospectus, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors.

Senior Debt Securities

The senior debt securities will be our unsecured unsubordinated obligations and will:

•	rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be effectively subordinated to all of our subsidiaries’ obligations and liabilities and all mandatorily redeemable preferred stock of our subsidiaries to the extent of their assets.

Except as described in the subsection entitled “Certain Covenants with Respect to Senior Debt Securities” or as otherwise specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there are no limitations in the senior debt indenture on the amount of additional indebtedness that may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

Subordinated Debt Securities and Junior Subordinated Debt Securities

Under the subordinated debt indenture and junior subordinated debt indenture, payment of the principal, interest and any premium on any debt securities will generally be subordinated in right of payment to the prior payment in full of all of our senior debt, including any senior debt securities issued under the senior debt indenture. In addition, under the junior subordinated debt indenture, payment rights will be further subordinated to those of subordinated debt securities. The prospectus supplement relating to any series of subordinated debt securities or junior subordinated debt securities will summarize the subordination provisions applicable to that series, including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to debt that is senior to that series, including the circumstances under which and the periods in which we will be prohibited from making payments on the applicable subordinated or junior subordinated debt securities;

•	any forbearance period during which holders of the debt securities of that series would be prohibited from commencing any action or proceeding to enforce their rights under the terms of the debt securities of that series or the applicable indenture;

•	our right, if any, to defer payment of interest and the maximum length of any deferral period; and

•	the definition of senior debt applicable to the subordinated or junior subordinated debt securities of that series.

Any failure to make any required payment on any series of subordinated or junior subordinated debt securities due to compliance with the subordination provisions for that series will still constitute an event of default for that series. Except as otherwise specified in the authorizing resolution and/or supplemental indenture, if any, there are no limitations in the subordinated and junior subordinated indentures on the amount of additional indebtedness that may rank equal with the subordinated or junior subordinated debt securities or on the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

CERTAIN COVENANTS WITH RESPECT TO SENIOR DEBT SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, any series of our senior debt securities will include the restrictive covenant provisions described below.

We define some of the capitalized terms we use in the next two subsections below under the subsection entitled “Definitions for Restrictive Covenants.”

Limitation on Liens

Neither Bowater nor any Restricted Subsidiary may create, incur, assume or suffer to exist any Lien upon any Principal Property, whether owned at the date of the indenture or acquired later, to secure any Indebtedness, without securing the applicable debt securities (together with, if Bowater so determines, any Indebtedness of Bowater or any Restricted Subsidiary that is not subordinate to such debt securities and any debt securities of any other series then outstanding under the applicable indenture) by that Lien equally and ratably with, or prior to, any and all other Indebtedness secured by it, so long as that Indebtedness is so secured.

The foregoing restriction will not apply to Indebtedness secured solely by:

•	Liens existing on the date of the applicable indenture (including those securing any refinancing of debt underlying such liens);

•	Liens on any property existing at the time Bowater or a Restricted Subsidiary acquires it, subject to certain limitations;

•	Liens in favor of Bowater or any wholly-owned Restricted Subsidiary;

•	Liens in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure all or part of such property, subject to certain limitations;

•	Liens securing obligations issued by a State, territory or possession of the United States or the District of Columbia to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel or in accordance with an Internal Revenue Service ruling, includible in gross income by reason of Section 103(a) of the Internal Revenue Code of 1986, as amended; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses, subject to certain limitations.

Bowater and its Restricted Subsidiaries may create, incur, assume or suffer to exist Liens securing any Indebtedness without equally and ratably securing the debt securities issued under the applicable indenture, provided that the aggregate amount of such Indebtedness and Attributable Debt with respect to Sale and Lease-Back Transactions does not exceed 10% of Bowater’s Consolidated Net Tangible Assets.

Limitation on Sale and Lease-Back Transactions

Neither Bowater nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transactions with respect to any Principal Property unless the aggregate amount of all Attributable Debt with respect to Sale and Lease-Back Transactions plus the aggregate amount of Indebtedness secured by Liens incurred without equally and ratably securing the applicable debt securities pursuant to the subsection entitled “Limitation on Liens” above, would not exceed 10% of Bowater’s Consolidated Net Tangible Assets. The foregoing restriction will not apply to, and there shall be excluded from Attributable Debt in any computation described in this subsection or in the subsection entitled “Limitation on Liens” with respect to Sale and Lease-Back Transactions if:

•	the lease in such Sale and Lease-Back Transaction is for a period, including renewal rights, of three years or less;

•	Bowater or any Restricted Subsidiary, within 180 days after the Sale and Lease-Back Transaction, applies an amount not less than the greater of the net proceeds of the Sale and Lease-Back Transaction or the fair value of the Principal Property at the time of the Sale and Lease-Back Transaction to (a) the prepayment or retirement of Funded Debt of Bowater or any of its Restricted Subsidiaries, subject to certain limitations, or (b) the purchase of other property that will constitute Principal Property, subject to certain limitations;

•	the lease in such Sale and Lease-Back Transaction secures or relates to obligations issued by a State, territory or possession of the United States or the District of Columbia to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel or in accordance with an Internal Revenue Service ruling, includible in gross income of the holder by reason of Section 103(a) of the Internal Revenue Code of 1986, as amended; or

•	such Sale and Lease-Back Transaction is entered into between Bowater and a wholly-owned Subsidiary or between wholly-owned Subsidiaries.

Definitions for Restrictive Covenants

"Attributable Debt” means, at the time any determination thereof is to be made, with respect to any lease under which Bowater or any of its Restricted Subsidiaries is liable, the total net amount of rent Bowater or its Restricted Subsidiary must pay under such lease during its remaining term, using a discount rate equal to the weighted average yield to maturity of the debt securities. By “net” amount of rent we mean the rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

"Consolidated Net Tangible Assets” means, on the date of any determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

•	all current liabilities, and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on the most recent quarterly balance sheet of Bowater and its consolidated subsidiaries and computed in accordance with accounting principles generally accepted in the United States.

"Funded Debt” means

(1) all Indebtedness having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities); and

(2) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with accounting principles generally accepted in the United States (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

"Indebtedness” means, at any time, without duplication:

•	all obligations for borrowed money,

•	all obligations evidenced by bonds, debentures, notes or other similar instruments, and

•	all obligations in respect of any letters of credit supporting any Indebtedness of others and guarantees of Indebtedness of others.

"Lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

"Principal Property” means

(1) any mill, converting plant, manufacturing plant or other facility owned on the date of the indenture or thereafter acquired by Bowater or any Restricted Subsidiary that is located within the continental United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which, on the date as of which the determination is being made, exceeds 1% of Bowater’s Consolidated Net Tangible Assets, and

(2) Timberlands, in each case other than:

•	any property which, in the opinion of Bowater’s board of directors or a board committee as evidenced by a board or committee resolution, is not of material importance to the business conducted by Bowater and its Restricted Subsidiaries as an entirety,

•	a portion of any property which, in the opinion of Bowater’s board of directors or a board committee as evidenced by a board or committee resolution, is not of material importance to the use or operation of such property, or

•	any oil, gas or other minerals or mineral rights.

"Realty Subsidiary” means a subsidiary engaged primarily in the development and sale or financing of real property.

"Restricted Subsidiary” means a subsidiary of Bowater (1) substantially all the property of which is located, or substantially all the business of which is carried on, within the continental United States and (2) which owns a Principal Property, but does not include a Realty Subsidiary.

"Sale and Lease-Back Transaction” means any arrangement whereby Bowater or one of its Restricted Subsidiaries has sold or transferred, or will sell or transfer, property to a third party and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

"Timberlands” means any real property of Bowater or any Restricted Subsidiary located within the continental United States which contains (or upon completion of a growth cycle then in process is expected to contain) standing timber of a commercial quantity and of merchantable quality, excluding, however, any such real property which at the time of determination is held primarily for development or sale and not primarily for the production of any lumber or other timber products.

MERGERS AND SIMILAR EVENTS

Bowater may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, nor may it permit another entity to consolidate with or merge into Bowater or convey, transfer or lease its properties and assets substantially as an entirety to Bowater, unless:

•	if Bowater is not the principal survivor, the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia;

•	the successor person expressly assumes our obligations on the applicable debt securities and under the applicable indenture;

•	after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing; and

•	either Bowater or the successor person takes all necessary steps to bring any secured Indebtedness into compliance with the limitation on liens covenant.

MODIFICATION AND WAIVER

Acting with the trustee, we may modify and amend the applicable indenture upon receiving the consent of the holders of 50% of the principal amount of the outstanding debt securities issued under the applicable indenture, taken together. However, we may not, without the consent of each holder of the applicable debt security:

•	change the stated maturity of the principal or interest on the debt security;

•	reduce any amounts due on the debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of the debt security following a default;

•	change the place or currency of payment of the debt security;

•	impair the right of holders of the applicable debt security to sue for payment;

•	reduce the percentage of holders of the applicable debt securities whose consent is needed to modify or amend the applicable indenture;

•	in the case of subordinated or junior subordinated debt securities, modify the subordination provisions of the applicable indenture in a manner adverse to the holders of such securities;

•	reduce the percentage of holders of the applicable debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture.

Acting with the trustee, we may also modify and amend the indentures without the consent of holders of applicable debt securities in limited circumstances such as clarifications and changes that would not adversely affect them.

Unless a supplemental indenture pertaining to a series of debt securities specifies otherwise, the holders of 50% of the principal amount of the outstanding debt securities may, before the time for compliance, waive our compliance with the restrictive covenants in the applicable indenture. The holders of 50% of the principal amount of the outstanding debt securities may, on behalf of all such holders, waive any past default under the applicable indenture, except:

•	a default in the payment of principal of, premium, if any, or interest on the applicable debt securities; and

•	a default in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security under such indenture.

We generally will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under an indenture in accordance with applicable laws. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for a vote or other action to be taken by holders, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or a shorter period that we may specify (or as the trustee may specify, if it sets the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

DISCHARGE AND DEFEASANCE

Full Defeasance

Unless otherwise specified in the prospectus supplement, if there is a change in federal tax law after the issuance date of any debt securities, as described below, we can legally release ourselves from any payment or other obligations on the applicable debt securities, which we call full defeasance, if we put in place the following other arrangements, subject to certain conditions, for repayment of the debt securities:

•	We must deposit in trust for the benefit of the holders of the applicable debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the applicable debt securities on their various due dates.

•	There must be a change in current federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing holders of the applicable debt securities to be taxed on the applicable debt securities any differently than if we did not make the deposit and instead repaid the securities ourselves.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance with respect to a series of debt securities, as described above, the holders would have to rely solely on the trust deposit for repayment on the debt securities being defeased. Holders could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the applicable indenture. This is called covenant defeasance. In that event, holders would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. Unless otherwise specified in the prospectus supplement, in order to achieve covenant defeasance, we must do the following, subject to certain conditions:

•	We must deposit in trust for the benefit of holders of the applicable debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the applicable debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that we may make the above deposit without causing holders to be taxed on the applicable debt securities any differently than if we did not make the deposit and instead repaid the securities ourselves.

If we accomplish covenant defeasance, unless otherwise specified in the prospectus supplement, the following provisions of the applicable indenture, among others, would no longer apply:

•	Bowater’s promises regarding conduct of its business previously described above under the subsection entitled “Certain Covenants with Respect to Senior Debt Securities”;

•	the conditions that apply when Bowater merges or engages in similar transactions, as previously described above under the subsection entitled “Mergers and Similar Events”; and

•	the events of default relating to breach of certain covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under the subsection entitled “Events of Default.”

If we accomplish covenant defeasance, holders can still look to us for repayment of the applicable debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) under an indenture and the debt securities issued under it became immediately due and payable, there may be such a shortfall. Depending on the event causing the default, holders of debt securities may not be able to obtain payment of the shortfall.

EVENTS OF DEFAULT

The term “event of default” means any of the following, in addition to any other events of default described in and except as otherwise provided in a prospectus supplement:

•	Bowater does not pay interest on a debt security of the applicable series within 30 days of its due date;

•	Bowater does not pay the principal or any premium on a debt security of the applicable series on its due date;

•	Bowater fails to deposit any sinking fund payment when due in respect of any debt security of such series;

•	Bowater fails to perform any restrictive covenant or other term of the applicable indenture for 60 days after receipt of notice of such breach and a request to cure from the trustee or holders of at least 25% of the principal amount of the applicable debt securities outstanding; or

•	Bowater files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

REMEDIES IF AN EVENT OF DEFAULT OCCURS

The following provisions will apply unless otherwise specified in the applicable prospectus supplement. If an event of default for an indenture has occurred and has not been cured, the trustee or the holders of 25% of the principal amount of the outstanding debt securities under that indenture may declare the entire principal amount of all debt securities issued under that indenture to be due and immediately payable.

This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all debt securities will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity for debt securities issued under a particular indenture may be canceled by the holders of at least a majority in principal amount of the debt securities issued under that indenture if we become current in our payments (other than the accelerated payments) and all other events of default have been cured or waived.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under an indenture at the request of any holders unless the holders under that indenture offer the trustee protection from expenses and liability satisfactory to the trustee, which is called an indemnity. If reasonable indemnity is provided, the holders of a majority of the principal amount of the outstanding debt securities for an indenture may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture.

Before a holder of debt securities may bypass the trustee and bring an independent lawsuit or other formal legal action or take other steps to enforce rights or protect interests relating to debt securities, the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred and remains uncured;

•	holders of 25% in principal amount of all outstanding debt securities under the applicable indenture must make a written request that the trustee take action because of the default, and must offer indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not taken action for 60 days after the receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of all outstanding debt securities under the applicable indenture must not have given the trustee any direction inconsistent with that request during such 60 day period.

A holder of debt securities is, however, entitled at any time to bring a lawsuit for the payment of money due on debt securities on or after their due date.

We will furnish to the trustee every year a written statement regarding our performance of our obligations under the indentures and any default in such performance.

CONVERSION AND EXCHANGE RIGHTS

The terms and conditions, if any, upon which the debt securities of any series will be convertible into or exchangeable for shares of our common or preferred stock or for other securities or property will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities, at our option or automatic or mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The prospectus supplement will also describe any material U.S. federal income tax considerations. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

THE TRUSTEE

Subject to the terms of the applicable indenture, the trustee for each series of debt securities is The Bank of New York. The trustee’s current address is 101 Barclay Street, Floor 8W, New York, New York 10286. The trustee also serves as the registrar and transfer agent for our common stock, is a lender under certain of our credit facilities, and serves as a trustee under other debt securities issued by us and our subsidiaries having an aggregate principal amount of $1.319 billion and in connection with certain of our pension plans.

The indentures provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the applicable indenture. During the existence of an event of default, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities subject to the indenture by such appropriate judicial proceedings as the trustee shall deem necessary to protect and enforce any such rights.

The indentures and provisions of the Trust Indenture Act incorporated by reference in them contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the applicable indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

GOVERNING LAW

The indentures and the debt securities are governed by the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES

We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement relating to such series. “Global securities” represent in the aggregate the total principal or face amount of the securities and, once on deposit with a depositary, allow trading of the securities through the depositary’s book-entry system (as further described below). Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”), as depositary. If used, global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

The specific terms of any depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that, unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to any depositary arrangements.

Any global securities will be deposited on the issue date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC (which we will refer to as the “global security holder”). DTC will maintain the applicable debt securities in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

We have been advised as follows:

DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including the Euroclear System and Clearstream Banking, Société Anonyme, Luxembourg

(collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).

The laws of some states may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer applicable securities may be limited to that extent.

So long as any global security holder is the registered owner of any applicable securities, the global security holder will be considered the sole holder of outstanding securities represented by such global securities under the applicable indenture. Except as provided below, owners of securities represented by global certificates will not be entitled to have the securities registered in their names and will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the issuer of the securities nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of any applicable securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such securities.

Payments in respect of the principal of, premium, if any, and interest on any securities registered in the name of the global security holder on the applicable record date will be payable by the trustee to or at the direction of the global security holder in its capacity as the registered holder under the indenture. Under the terms of the applicable indenture, if global certificates are used the issuer of the securities and the trustee may treat the persons in whose names any securities, including the global securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the issuer of the securities nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of any applicable securities (including principal, premium, if any, and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of securities will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

Subject to certain conditions, if global certificates are used, any person having a beneficial interest in the global securities may, upon request to the trustee and confirmation of such beneficial interest by the Depositary or its Participants or Indirect Participants, exchange such beneficial interest for the applicable debt security in definitive form. Upon any such issuance, the trustee is required to register such security in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (1) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or (2) we, at our option, notify the trustee in writing that we elect to cause the issuance any applicable debt security in definitive form under the indenture, then, upon surrender by the global security holder of its global security, securities in such form will be issued to each person that such global security holder and DTC identify as being the beneficial owner of the related securities.

If global certificates are used, neither Bowater nor the trustee will be liable for any delay by the global security holder or DTC in identifying the beneficial owners of securities and the issuer of the securities and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global security holder or DTC for all purposes.

The information in this section concerning DTC, and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Description of the Trust Preferred Securities

Each trust may issue only one series of trust preferred securities having terms described in the prospectus supplement relating thereto. The declaration of each trust authorizes an administrative trustee of the trust to issue on its behalf one series of trust preferred securities. Each declaration will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have such terms, including distributions, redemption or sinking fund, voting, liquidation rights, dividend rate and such other preferred, deferred or other special rights and such restrictions as shall be set forth in each declaration or made part of each declaration by the Trust Indenture Act and the Delaware Statutory Trust Act. The following summary of the material terms and provisions of the trust preferred securities is subject to, and qualified by reference to, the applicable prospectus supplement, the applicable declaration (the forms of which are filed as exhibits to the registration statement of which this prospectus is a part), the Delaware Statutory Trust Act and the Trust Indenture Act. The applicable prospectus supplement may also state that any of the terms set forth in this prospectus are inapplicable to the securities offered, subject to the limitation that the prospectus supplement may not make changes to the information in this prospectus that fundamentally change the nature of the offering or the securities offered.

GENERAL

The declaration of each trust will authorize the administrative trustees, on behalf of the trust, to issue the trust preferred securities, which will represent preferred undivided beneficial interests in the assets of the trust, and the trust common securities, which will represent common undivided beneficial interests in the assets of the trust. All of the trust common securities will be owned directly or indirectly by Bowater.

The trust common securities will rank equal with, and payments will be made thereon pro rata with, the trust preferred securities except that the trust common securities will generally have full voting rights and, if an event of default under the declaration has occurred and is continuing, (1) the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities, and (2) the holders of the trust preferred securities instead of the holders of the trust common securities will have the right to remove, replace and appoint the property trustee and the Delaware trustee.

The declaration of each trust will limit the business and activities of the trust and will provide that the trust may not, among other things, issue any securities other than the trust securities or to incur any indebtedness, except that the property trustee of the trust will own and hold debt securities of Bowater Incorporated for the benefit of the trust and the holders of the trust securities.

The payment of distributions out of money held by each trust with respect to the trust preferred securities, and payments upon redemption of the trust preferred securities or liquidation of each trust with respect to the trust preferred securities, will be guaranteed by Bowater as described under the section entitled “Description of the Trust Preferred Securities Guarantees” below.

The trust preferred guarantee trustee will hold the applicable trust preferred securities guarantees for the benefit of the holders of the trust preferred securities. Each trust preferred securities guarantee will be a full and unconditioned guarantee of specified guarantee payments to be made by each trust to the extent not made by the trust; provided, however, that the specified guarantee payments will not include payment of distributions on a trust’s trust preferred securities when that trust does not have sufficient available funds in the property account to make those distributions.

TERMS OF THE TRUST PREFERRED SECURITIES

The specific terms of the trust preferred securities of each trust will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate (or method of determining such rate) for trust preferred securities issued by the trust and the date or dates upon which such distributions will be payable on a quarterly or other basis to holders of trust preferred securities that are outstanding;

•	whether distributions on trust preferred securities issued by the trust will be cumulative and, in the case of trust preferred securities having cumulative distribution rights, the date(s) or method of determining the date(s) from which distributions on trust preferred securities issued by the trust will be cumulative;

•	the amount or amounts that will be paid out of the assets of the trust to the trust preferred security holders upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the terms and conditions, if any, under which trust preferred securities may be converted into shares of our capital stock, including the conversion price per share and the circumstances, if any, under which the conversion right will expire (the trust preferred securities will be convertible, if at all, only into securities issued by Bowater);

•	the terms and conditions, if any, upon which the related series of our debt securities may be distributed to holders of securities of the trust;

•	the right or obligation, if any, of the trust to purchase or redeem its trust preferred securities, including the amount(s) that will be paid out of the assets of the trust to purchase or redeem its trust preferred securities and the price(s) at which, the period(s) within which, and the terms and conditions upon which trust preferred securities issued by the trust will be purchased or redeemed, in whole or in part, pursuant to such right or obligation; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with the declaration of the trust or with applicable law.

The trust preferred securities of each trust will not have any voting rights except for (i) voting rights required by law, (ii) if an event of default has occurred and is continuing under the applicable declaration of trust, the right to elect the property trustee and the Delaware trustee, and (iii) approval rights specified in the applicable declaration of trust, including those relating to amendments to, and waivers of, specified provisions of the declaration of the applicable trust and the indenture governing the debt securities held by the applicable trust.

Pursuant to the applicable declaration, the property trustee for the applicable trust will own a series of our debt securities purchased by the trust for the benefit of the trust preferred security holders and the trust common security holders. The payment of dividends out of money held by the applicable trust, and payments upon redemption of trust preferred securities or liquidation of either trust, will be guaranteed by Bowater to the extent described under “Description of the Trust Preferred Securities Guarantees” below.

Any applicable U.S. federal income tax considerations applicable to any offering of trust preferred securities will be described in the related prospectus supplement.

In connection with the issuance of trust preferred securities, each trust will issue one series of trust common securities. The declaration of each trust authorizes an administrative trustee of the trust to issue on behalf of the trust one series of trust common securities having terms, including terms with respect to distributions, redemption, voting, liquidation rights and any other rights and restrictions, as described in the declaration. The terms of the trust common securities issued by a trust will be substantially identical to the terms of the trust preferred securities issued by the trust except that, (1) if an event of default under the declaration has occurred and is continuing, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities, and (2) the trust common securities will generally have full voting rights except, if an event of default under the declaration has occurred and is continuing, the right to elect the property trustee and the Delaware trustee associated with the trust common securities will be suspended and that right will be exercisable by the holders of the trust preferred securities. All of the trust common securities of a trust will be directly or indirectly owned by Bowater.

The applicable prospectus supplement will describe whether we and/or certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with the property trustee. The declaration and the trust preferred securities will be governed by the laws of the State of Delaware.

INFORMATION CONCERNING THE TRUSTEES

David G. Maffucci (Bowater’s Executive Vice President and Chief Financial Officer) and William G. Harvey (Bowater’s Vice President and Treasurer) are currently administrative trustees of each of the trusts. As of the date of this prospectus, Mr. Maffucci beneficially owns approximately 163,905 shares of Bowater common stock (including shares underlying currently exercisable stock options), stock appreciation rights with respect to 41,900 shares of Bowater common stock and phantom stock units with respect to approximately 1,663 shares of Bowater common stock and Mr. Harvey beneficially owns approximately 27,776 shares of Bowater common stock (including shares underlying currently exercisable stock options), stock appreciation rights with respect to 19,100 shares of Bowater common stock, phantom stock units with respect to approximately 166 shares of Bowater common stock, and 78 exchangeable shares issued by Bowater Canada Inc. The Bank of New York (Delaware) serves as Delaware trustee of each of the trusts. The Bank of New York, an affiliate of the Delaware trustee, will serve as property trustee under the declaration for each trust and as trustee of the indenture relating to the debt securities to be held by the trust. The Bank of New York also serves as the registrar and transfer agent for our common stock, is a lender under certain of our credit facilities, and serves as a trustee under other debt securities issued by us and our subsidiaries having an aggregate principal amount of $1.319 billion and in connection with certain of our pension plans.

Description of the Trust Preferred Securities Guarantees

Set forth below is a summary of information concerning the trust preferred securities guarantees to be executed and delivered by Bowater for the benefit of the holders from time to time of the trust preferred securities. Each trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will be the trust preferred guarantee trustee. The terms of each trust preferred securities guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The following summary of the material provisions of the trust preferred securities guarantees is subject in all respects to the provisions of, and is qualified by reference to, the trust preferred securities guarantees and the Trust Indenture Act. Each trust preferred securities guarantee will be held by the trust preferred guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

GENERAL

Pursuant to each trust preferred securities guarantee, Bowater will irrevocably and unconditionally agree to guarantee to the holders of the trust preferred securities issued by a trust the payment by the applicable trust of each of the payments described below, which we refer to as the guaranteed payments.

The following payments or distributions (without duplication) with respect to the trust preferred securities issued by a trust will be guaranteed by us:

•	any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the trust has funds available for them,

•	with respect to any trust preferred securities that are redeemable and are called for redemption by the trust, the redemption price, which includes all accrued and unpaid distributions to the date of the redemption, to the extent the trust has funds available for them, and

•	upon a voluntary or involuntary termination, dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of debt securities held by the trust to the holders of trust preferred securities), the lesser of:

•	the aggregate of the liquidation preference amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available for them, and

•	the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

Bowater’s guarantee obligation may be satisfied by making direct payment of the required amounts to the holders of trust preferred securities or by causing the applicable trust to pay the required amounts to the holders.

Each trust preferred securities guarantee will be a full and unconditional guarantee of the guaranteed payments with respect to the trust preferred securities issued by the applicable trust from the time of issuance of the trust preferred securities, but will not apply to the payment of distributions or other payments on the trust preferred securities when the property trustee does not have sufficient funds in the trust’s property account to make those distributions or other payments. If Bowater does not make interest payments on the debt securities held by the trust, the trust will not make distributions on the trust preferred securities issued by the trust and will not have funds available for those distributions. Holders of the trust preferred securities will be permitted under the trust preferred securities guarantee to institute legal proceedings directly against Bowater to enforce payment of the guaranteed payments without first proceeding against the applicable trust.

The applicable prospectus supplement will set forth the status of the trust preferred securities guarantee. Unless otherwise specified in the applicable prospectus supplement, each trust preferred securities guarantee will rank equal with the debt securities held by the applicable trust.

CERTAIN COVENANTS OF BOWATER

Unless otherwise provided in the applicable prospectus supplement, in each trust preferred securities guarantee, Bowater will covenant that, so long as the trust preferred securities issued by the relevant trust remain outstanding, if any of the conditions described as a “trigger event” below has occurred and is continuing under the applicable indenture with respect to the debt securities held by the trust, then Bowater may not:

•	declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Bowater that rank equal with or junior to the applicable debt securities held by the trust as to payment of dividends or distribution of assets upon liquidation.

These restrictions will not apply to (1) any dividend, redemption, liquidation, interest, principal or guarantee payments by Bowater where the payment is made in securities (including capital stock) that rank equal with or junior with respect to the payment of dividends or distribution of assets upon liquidation to the securities on which the dividend, redemption, interest, principal or guarantee payment is being made, (2) payments under the applicable trust preferred securities guarantee, (3) purchases by Bowater of its common stock related to the issuance of its common stock under any benefit plan for its directors, officers or employees, (4) any payment, distribution, redemption, purchase or acquisition resulting from a reclassification of Bowater’s capital stock or the exchange or conversion of one series or class of its capital stock for another series or class, (5) the purchase of fractional interests in shares of Bowater’s capital stock pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged or (6) issuances of Bowater’s common stock upon the retraction of exchangeable shares issued by Bowater Canada Inc.

A trigger event under each trust preferred securities guarantee is any of the following:

•	Bowater has actual knowledge of any event that with the giving of notice or the lapse of time, or both, would constitute an “event of default” under the indenture with respect to the debt securities held by the trust, and Bowater has not taken reasonable steps to cure the event of default;

•	Bowater is in default with respect to its payment of any obligations under the guarantee;

•	Bowater has given notice of its selection of any “extension period” (which would be defined in the applicable indenture) with respect to the debt securities held by the trust and either Bowater has not rescinded that notice, or that extension period, or any extension of it, still continues.

In addition, in each trust preferred securities guarantee Bowater will covenant:

•	while the applicable trust remains the holder of all the debt securities issued to that trust, to pay to that trust any additional sums that Bowater has elected to pay with respect to the trust preferred securities and common securities upon the occurrence of a “tax event” (generally, receipt by the trust of a legal opinion to the effect that (i) the trust will be subject to more than a de minimis amount of taxes, duties, assessments or other governmental charges, or (ii) interest payable by Bowater on the applicable debt securities will not be deductible for U.S. federal income tax purposes or (iii) the trust will be subject to U.S. federal income tax with respect to income received or accrued on the applicable debt securities).

•	to maintain 100% ownership (directly or indirectly and including through permitted successors) in the trust common securities;

•	not to voluntarily terminate, wind-up or liquidate the applicable trust (except in connection with a distribution of the debt securities held by the trust to the holders of the applicable trust preferred securities or in connection with those mergers and similar events permitted by the applicable declaration of trust);

•	to use its reasonable efforts to cause the applicable trust to remain classified as a grantor trust for U.S. federal income tax purposes;

•	while applicable trust preferred securities are outstanding, not to convert any debt securities held by the applicable trust except as provided in the applicable declaration of trust;

•	if the trust preferred securities or the applicable debt securities are convertible into Bowater’s common stock, to reserve for issuance the common stock that would be required in connection with any conversion and to deliver shares of common stock upon any election by a holder to convert those securities; and

•	to honor any obligations relating to the conversion or exchange of the trust preferred securities into the debt securities held by the trust or Bowater’s common stock.

AMENDMENTS AND ASSIGNMENT

Except with respect to any changes that do not materially adversely affect the rights of holders of trust preferred securities (in which case no consent will be required), each trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation preference amount of the outstanding trust preferred securities issued by the relevant trust. The manner of obtaining any approval of holders of the trust preferred securities will be set forth in the applicable prospectus supplement. All guarantees and agreements contained in a trust preferred securities guarantee will bind the successors, assigns, receivers, trustees and representatives of Bowater and will inure to the benefit of the preferred guarantee trustee and the holders of the trust preferred securities then outstanding of the relevant trust.

TERMINATION OF THE TRUST PREFERRED SECURITIES GUARANTEES

Each trust preferred securities guarantee will terminate and be of no further force and effect as to the trust preferred securities issued by the applicable trust upon the earliest of (a) full payment of any redemption price of all trust preferred securities of the trust, (b) distribution of the applicable debt securities held by the trust to the holders of the trust preferred securities of the trust, (c) full payment of the amounts payable upon liquidation of the trust and (d) if the trust preferred securities are convertible and are converted into Bowater common stock, the distribution of Bowater’s common stock to the holders of the trust preferred securities in connection with that conversion. Each trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must repay to the applicable trust or Bowater, or their successors, any sums paid to them under the trust preferred securities or the trust preferred securities guarantee.

INFORMATION CONCERNING THE TRUST PREFERRED GUARANTEE TRUSTEE

The trust preferred guarantee trustee, prior to the occurrence of a default with respect to a trust preferred securities guarantee and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the applicable trust preferred securities guarantee and, after default, must exercise the same degree of care and skill that a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the trust preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust preferred securities guarantee at the request of any holder of trust preferred securities, unless offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred in exercising those powers; but the foregoing will not relieve the trust preferred guarantee trustee, upon the occurrence of a default under the applicable trust preferred securities guarantee, of the obligation to exercise the rights and powers vested in it by the trust preferred securities guarantee and to use the same degree of care and skill in the exercise of those rights and powers as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The trust preferred guarantee trustee will also serve as property trustee under the declaration for each trust and as trustee of the indenture relating to the debt securities held by the trust. In addition, this trustee serves as the registrar and transfer agent for our common stock, is a lender under certain of our credit facilities, and serves as a trustee under other debt securities issued by us and our subsidiaries having an aggregate principal amount of $1.319 billion and in connection with certain of our pension plans.

GOVERNING LAW

Each trust preferred securities guarantee is governed by, and construed in accordance with, the internal laws of the State of New York.

Plan of Distribution

Bowater Incorporated and the trusts may sell the securities in any of three ways: (1) through underwriters or dealers; (2) directly to a limited number of institutional purchasers or to a single purchaser; or (3) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

Each prospectus supplement, to the extent applicable, will describe the terms of the offering of securities to which that supplement relates and will include:

•	the number and terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters, dealers, agents and trustees;

•	the purchase price of such securities and the net proceeds to Bowater and/or the applicable trusts from such sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	the public offering price; and

•	any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of securities, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by Bowater Incorporated and/or the applicable trusts or through agents designated by Bowater Incorporated and/or the applicable trusts from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by Bowater Incorporated or the applicable trusts to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, Bowater Incorporated and/or the applicable trusts will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as Bowater Incorporated’s or the applicable trust’s agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with Bowater Incorporated or the applicable trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended, in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, Bowater Incorporated or the applicable trust will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from Bowater Incorporated or the applicable trust at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Unless otherwise specified in the applicable prospectus supplement, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with Bowater Incorporated and/or the applicable trusts, to indemnification by Bowater Incorporated and/or the applicable trust against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, Bowater Incorporated, its subsidiaries and/or the applicable trusts in the ordinary course of business.

Each series of securities will be a new issue and, other than our common stock, which is listed on the New York Stock Exchange, the Pacific Stock Exchange and The London Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of our common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we are not obligated to do so. No assurance can be given as to the liquidity of any trading market that may develop for any of the securities.

Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, Bowater Incorporated and its subsidiaries in the ordinary course of business or otherwise.

Legal Matters

Certain legal matters with respect to the securities have been passed upon for us by Harry F. Geair, our late Vice President – General Counsel and Secretary and formerly a trustee of each of the trusts. As of August 22, 2003, Mr. Geair beneficially owned approximately 73,756 shares of Bowater Incorporated common stock (including shares underlying currently exercisable stock options), stock appreciation rights with respect to 27,600 shares of Bowater Incorporated common stock and phantom stock units with respect to approximately 267 shares of Bowater Incorporated common stock. Unless provided otherwise in the applicable prospectus supplement, certain future legal matters with respect to the securities will be passed upon for us by Wyche, Burgess, Freeman & Parham, P.A. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the trusts.

Experts

The consolidated financial statements and schedule of Bowater Incorporated and our subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing. The audit reports covering the December 31, 2002 consolidated financial statements contain an explanatory paragraph that refers to Bowater’s adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective January 1, 2002.

$250,000,000

BOWATER INCORPORATED

Floating Rate Senior Notes due 2010

PROSPECTUS SUPPLEMENT

UBS Investment Bank
JPMorgan

Scotia Capital
Harris Nesbitt
Wachovia Securities
SunTrust Robinson Humphrey
Banc of America Securities LLC
TD Securities
BNY Capital Markets, Inc.
CIBC
Barclays Capital

March      , 2004

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of nay date other than the date on the front of this prospectus supplement.